Exhibit 2.1

Agreement and Plan of Merger

by and among

First Internet Bancorp,

FC Subsidiary, Inc.,

and

First Century Bancorp.

Dated as of November 1, 2021

Table of Contents

ARTICLE I.		2

THE MERGER		2

1.01	The Merger	2
1.02	General Description	2
1.03	Absence of Control	2
1.04	Bank Merger	3
1.05	Appraisal Rights	3
1.06	Reservation of Right to Revise Structure	3
1.07	Post-Closing Merger	3

ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		4

2.01	Merger Consideration	4
2.02	Exchange Procedures	5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF FIRST CENTURY		7

3.01	Organization and Authority	8
3.02	Authorization	9
3.03	Capitalization	10
3.04	Organizational Documents	10
3.05	Compliance with Law	11
3.06	Litigation and Pending Proceedings	12
3.07	Financial Statements and Reports	13
3.08	Material Contracts	13
3.09	Absence of Undisclosed Liabilities	15
3.10	Title to Properties	15
3.11	Loans and Investments	17
3.12	Indebtedness	18
3.13	No Shareholder Rights Plan	18
3.14	Employee Benefit Plans	18
3.15	Labor and Employment Matters	23
3.16	Obligations to Employees	23
3.17	Taxes, Returns and Reports	23
3.18	Deposit Insurance	24
3.19	Insurance	24
3.20	Books and Records	24
3.21	Broker’s, Finder’s or Other Fees	25
3.22	Interim Events	25
3.23	Insider Transactions	26
3.24	Indemnification Agreements	26
3.25	Shareholder Approval	27
3.26	Intellectual Property	27
3.27	Information Technology	29
3.28	Community Reinvestment Act	30
3.29	Bank Secrecy and Anti-Money Laundering Compliance	30
3.30	Agreements with Regulatory Agencies	30
3.31	Approval Delays	31
3.32	Internal Controls	31
3.33	Fiduciary Accounts	31
3.34	Fairness Opinion	31
3.35	Disclaimer	31

i

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF FIRST INTERNET		32

4.01	Organization and Authority	32
4.02	Authorization	33
4.03	Compliance with Law	33
4.04	Accuracy of Information Provided to First Century	34
4.05	Litigation and Pending Proceedings	34
4.06	SEC Documents; Financial Statements and Reports	35
4.07	Absence of Undisclosed Liabilities	36
4.08	Taxes, Returns and Reports	36
4.09	Community Reinvestment Act	37
4.10	Bank Secrecy and Anti-Money Laundering Compliance	37
4.11	Approval Delays	37
4.12	No Shareholder Approval	37
4.13	Agreements with Regulatory Agencies	37
4.14	Available Funds; Capitalization	38
4.15	Broker	38
4.16	Disclaimer	38

ARTICLE V. CERTAIN COVENANTS		38

5.01	Shareholder Approval	38
5.02	Other Approvals	38
5.03	Conduct of Business	39
5.04	Insurance	43
5.05	Accruals for Loan Loss Reserve and Expenses	43
5.06	Acquisition Proposals	43
5.07	Press Releases	46
5.08	Changes and Supplements to Disclosure Schedules	46
5.09	Failure to Fulfill Conditions; Cooperation	46
5.10	Access; Information	47
5.11	Financial Statements	48
5.12	Environmental	48
5.13	Governmental Reports and Shareholder Information	48
5.14	Adverse Actions	49
5.15	Employee Benefits and Employees	49
5.16	Withdrawal from 401(k) Plan	51
5.17	Disposition of Welfare Benefit and Sec. 125 Plans	52
5.18	First Century Bank Merger	52
5.19	Cooperation on Conversion of Systems	52
5.20	Installation/Conversion of Equipment	53
5.21	Termination of Contracts	53
5.22	Accuracy of Information Provided to First Internet	53

ARTICLE VI. COVENANTS OF FIRST INTERNET		53

6.01	Approvals	53
6.02	Employee Benefit Plans and Employee Payments	54
6.03	Adverse Actions	55
6.04	D&O Insurance and Indemnification	56
6.05	Changes and Supplements to First Internet Disclosure Schedules	57
6.06	Tax Matters	57
6.07	Failure to Fulfill Conditions; Cooperation	57

ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		58

7.01	Conditions Precedent to First Internet’s Obligations	58
7.02	Conditions Precedent to First Century’s Obligations	59

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ARTICLE VIII. TERMINATION OF MERGER		60

8.01	Termination	60
8.02	Effect of Termination	62

ARTICLE IX. EFFECTIVE TIME OF THE MERGER		63

ARTICLE X. CLOSING		63

10.01	Closing Date and Place	63
10.02	Deliveries	63

ARTICLE XI. MISCELLANEOUS		64

11.01	Effective Agreement	64
11.02	Waiver; Amendment	64
11.03	Notices	65
11.04	Headings	65
11.05	Severability	65
11.06	Counterparts; Facsimile	66
11.07	Governing Law; Specific Enforcement; Venue	66
11.08	Waiver of Jury Trial	66
11.09	Entire Agreement	66
11.10	Survival of Representations, Warranties or Covenants	66
11.11	Expenses	67
11.12	Certain References	67
11.13	Confidential Supervisory Information	67

iii

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is dated to be effective as of the 1st day of November, 2021, by and among First Internet Bancorp, an Indiana corporation (“First Internet”), FC Subsidiary, Inc., a Georgia corporation (“Merger Sub”), and First Century Bancorp., a Georgia corporation (“First Century”).

Witnesseth:

Whereas, First Internet is an Indiana corporation registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Fishers, Indiana;

Whereas, Merger Sub is a Georgia corporation and a wholly-owned subsidiary of First Internet, with its principal office located in Fishers, Indiana;

Whereas, First Century is a Georgia corporation registered as a bank holding company with the FRB under the BHC Act, with its principal office located in Roswell, Georgia;

Whereas, First Internet and First Century seek to affiliate through a corporate reorganization whereby Merger Sub will merge with and into First Century, with First Century as the surviving corporation, and thereafter or simultaneously therewith, First Century Bank, N.A., a national banking association and wholly-owned subsidiary of First Century (“First Century Bank”), will be merged with and into First Internet Bank, an Indiana-chartered banking corporation and wholly-owned subsidiary of First Internet (“First Internet Bank”);

Whereas, as soon as practicable following the merger of Merger Sub with and into First Century, with First Century as the surviving corporation under the name FC Subsidiary, Inc., FC Subsidiary, Inc. (f/k/a First Century) will merge with and into First Internet, with First Internet as the surviving corporation; and

Whereas, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of merger.

Now, Therefore, in consideration of the foregoing promises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Merger Sub with and into First Century, and the mode of carrying such merger into effect as follows:

Agreement and Plan of Merger	Page 1

ARTICLE I.

THE MERGER

1.01          The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Georgia Business Corporation Code (“GBCC”), at the Effective Time (as defined in Article IX), Merger Sub shall merge with and into First Century (the “Merger”).

1.02          General Description. First Century shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Georgia. At the Effective Time, the separate corporate existence of Merger Sub shall terminate.

(a)          Name, Officers and Directors. The name of the Surviving Corporation shall be “FC Subsidiary, Inc.” and its principal office shall be located at 11660 Alpharetta Highway Bldg. 200, Suite 225, Roswell, Georgia 30076. The officers of Merger Sub serving at the Effective Time shall serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The individuals serving as directors of Merger Sub at the Effective Time shall serve as the directors of the Surviving Corporation, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(b)          Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of First Century in existence at the Effective Time shall remain the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Certificate of Incorporation and Bylaws shall be further amended as provided by applicable Law (as defined in Section 3.05(a)).

(c)          Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCC.

(d)          Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to the terms of this Agreement and the GBCC. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by applicable Law. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

1.03          Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither First Internet or Merger Sub, on the one hand, nor First Century, on the other hand, by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other parties or any of their respective Subsidiaries (as defined in the introductory paragraph to Article III) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other parties or any of their respective Subsidiaries.

Agreement and Plan of Merger	Page 2

1.04          Bank Merger. Subsequent to the Effective Time, First Century Bank will merge with and into First Internet Bank (the “Bank Merger”). First Internet Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of First Century Bank shall cease. First Internet and First Century shall cause First Internet Bank and First Century Bank to enter into an agreement and plan of merger, substantially in the form attached hereto as Exhibit 1.04 (the “Bank Merger Agreement”), within five (5) days of the date of this Agreement. First Century shall cause First Century Bank, and First Internet shall cause First Internet Bank, to execute such articles of merger, certificates of merger, and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) following the Effective Time at a time determined pursuant to this Section 1.04.

1.05          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of the common stock of First Century, no par value per share (the “First Century Common Stock”), which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the GBCC will not be converted into the right to receive the Shareholder Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the GBCC unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the GBCC. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of First Century Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Shareholder Consideration pursuant to Section 2.01, without any interest thereon. First Century will give First Internet prompt notice of any notices of intent to demand payment under the GBCC received by First Century with respect to shares of First Century Common Stock. Prior to the Effective Time, First Century will not, except with the prior written consent of First Internet (which consent shall not be unreasonably withheld, conditioned, or delayed), make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 1.05.

1.06          Reservation of Right to Revise Structure. At First Internet’s election, the Merger may alternatively be structured so that (a) First Century is merged with and into First Internet, (b) First Century is merged with and into any direct or indirect wholly-owned subsidiary of First Internet, or (c) any direct or indirect wholly-owned subsidiary of First Internet is merged with and into First Century; provided, however, that no such change shall (i) alter or change the amount or kind of the Shareholder Consideration (as hereinafter defined) to the holders of the First Century Common Stock, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iii) alter or amend the obligations of First Internet to pay the Merger Consideration, or (iv) adversely affect the tax consequences to First Century’s shareholders pursuant to this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

1.07          Post-Closing Merger. The parties acknowledge that as soon as practicable following the Effective Time of the Merger and the Bank Merger, the Surviving Corporation will be merged with and into First Internet, with First Internet as the surviving corporation.

Agreement and Plan of Merger	Page 3

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01          Merger Consideration.

(a)          Subject to the terms and conditions of this Agreement, at the Effective Time, other than Dissenting Shares, each share of First Century Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Exempt First Century Stock) shall become and be converted into the right to receive, in accordance with this Article II, cash in an amount equal to: (i) the sum of Eighty Million Dollars and 00/100 ($80,000,000.00) (the “Merger Consideration”) plus the aggregate exercise price of the Stock Derivatives (as defined in Section 2.01(c)) to be cancelled immediately prior to the Effective Time as described in Section 2.01(c), divided by (ii) the sum of the number of shares of issued and outstanding shares of First Century Common Stock immediately prior to the Effective Time (as defined in Article IX), excluding the Exempt First Century Stock plus the number of Stock Derivatives outstanding immediately prior to the Effective Time (such quotient, the “Shareholder Consideration”).

(b)          As of the end of the month prior to the Effective Time, the First Century Adjusted Consolidated Shareholders’ Equity shall not be less than Fifty-Four Million Five Hundred Thousand Dollars and 00/100 ($54,500,000.00). For purposes of this Agreement, “First Century Adjusted Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of First Century and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods, calculated as of the close of business on the Closing Date to the reasonable satisfaction of First Internet, including without limitation the recognition of or accrual for all federal, state, local and foreign taxes for all periods ending on or prior to the close of business on the Closing Date, the recognition of or accrual for all contributions, premiums, or other payments owed under any First Century Plan or pursuant to any CIC Payments, the accrual for any refunds of insurance premiums that were previously prepaid in connection with the cancellation of such insurance policies; provided, however, that (A) the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by First Century in connection with this Agreement and the Merger, including, without limitation, any fees or expenses of attorneys, accountants, consultants, financial advisors, investment bankers, consultants for Code Section 280G evaluations and other professional advisors; (B) any changes to the valuation of the First Century investment portfolio attributed to ASC 320, whether upward or downward, from June 30, 2021 until the measurement date; (C) the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) paid or payable in connection with First Century successfully enforcing any provision or provisions of the Agreement against First Internet (whether by litigation, arbitration, mediation, settlement or negotiation); and (D) any CIC Payment, Retention Bonus, or Transaction Bonus to be made by either party pursuant to agreements executed as of the date hereof or as contemplated by Section 5.15(d), Section 5.15(e), or Section 5.15(k), respectively, and early termination fees or penalties incurred or accrued by First Century in connection with the termination of any agreement at the request or direction of First Internet or as required by this Agreement (including, without limitation, the termination of the CIC Agreements, the First Century 401(k) Plan, and/or any other First Century Plan); in each case accrued, incurred or to be incurred by First Century through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the First Century Adjusted Consolidated Shareholders’ Equity for purposes of this Section. First Century shall deliver to First Internet no later than five (5) business days prior to the scheduled Closing Date a written estimate of the First Century Adjusted Consolidated Shareholder’s Equity. The calculation of (and appropriate supporting detail) of First Century Adjusted Consolidated Shareholders’ Equity shall be made by an independent accounting firm selected by First Internet and reasonably acceptable to First Century. The fees of the independent accounting firm shall be at First Internet’s sole expense. If the First Century Adjusted Consolidated Shareholders’ Equity is less than Fifty-Four Million Five Hundred Thousand Dollars and 00/100 ($54,500,000.00), the Merger Consideration shall be reduced by an amount equal to the difference between Fifty-Four Million Five Hundred Thousand Dollars and 00/100 ($54,500,000.00) and the First Century Adjusted Consolidated Shareholders’ Equity.

Agreement and Plan of Merger	Page 4

(c)          First Century will cause each option and warrant to purchase First Century Common Stock that is unexpired, outstanding, and unexercised immediately prior to the Effective Time (collectively, “Stock Derivatives”) and that is or will be unvested immediately prior to the Effective Time to fully vest no later than thirty (30) days prior to the Closing Date. Each Stock Derivative will, without any further action on the part of any holder thereof, be cancelled immediately prior to the Effective Time and will not be assumed by First Internet, and no Stock Derivative will be substituted with any equivalent option or right to purchase First Century Common Stock. Upon cancellation thereof, each such Stock Derivative will be converted automatically into the right to receive an amount in cash, without interest, equal to the excess, if any, of the Shareholder Consideration over the exercise price of such Stock Derivative (the “Stock Derivative Cancellation Payment”); provided that if the exercise price is equal to or greater than the Shareholder Consideration, such Stock Derivative shall be canceled without the payment of any cash or other consideration. The Exchange Agent (defined below) will deliver the Stock Derivative Cancellation Payment to each holder of a Stock Derivative no later than the fifth (5th) business day following the Effective Time. Payments to the holders of the Stock Derivative will be subject to applicable withholding under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. Prior to the Effective Time, conditioned upon the Closing, First Century and the First Century Board shall adopt any resolutions and take any actions that are necessary to effect the treatment of the Stock Derivative pursuant to this Section 2.01(c).

(d)          First Internet shall pay or cause to be paid, in the aggregate, an amount equal to the Merger Consideration to the Exchange Agent (as defined below) on or before the Closing Date.

2.02          Exchange Procedures.

(a)          At and after the Effective Time, each certificate representing outstanding shares of First Century Common Stock (other than the Exempt First Century Stock and Dissenting Shares) shall represent only the right to receive the Shareholder Consideration, in accordance with the terms of this Agreement. Within five (5) business days after the Effective Time (and provided First Century has delivered to the Exchange Agent (as defined below) all information which is necessary for the Exchange Agent to perform its obligations hereunder), a third-party exchange agent designated by First Internet (referred to when acting in such capacity as the “Exchange Agent”) shall mail to each holder of First Century Common Stock a letter of transmittal providing instructions as to the transmittal to the Exchange Agent of such shareholder’s stock certificates representing his or her shares of First Century Common Stock (the “Old Certificates”) in exchange for the issuance of the Shareholder Consideration applicable thereto pursuant to the terms of this Agreement.

Agreement and Plan of Merger	Page 5

(b)          The Exchange Agent shall cause either a check or a wire, as requested by each shareholder, in the amount of the Shareholder Consideration related to such Old Certificates to be delivered to such shareholder as soon as reasonably practicable, but no later than five (5) business days, after delivery to the Exchange Agent of the Old Certificates (or bond or other indemnity satisfactory to First Internet if any of such certificates are lost, stolen, or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance mutually satisfactory to First Internet and First Century, and any other documents required by this Agreement or reasonably requested by First Internet or the Exchange Agent. No interest will be paid on any Shareholder Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(c)          The stock transfer books of First Century shall be closed immediately upon the Effective Time, and from and after the Effective Time, there shall be no transfers on the stock transfer records of First Century of any shares of First Century Common Stock. If, after the Effective Time, Old Certificates are presented to First Internet, they shall be canceled and exchanged for the Shareholder Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

(d)          First Internet shall be entitled to rely upon First Century’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) entitled to receive the Shareholder Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, First Internet shall be entitled to deposit any Shareholder Consideration represented thereby in escrow with an independent third party selected by First Internet and thereafter be relieved from any and all liability with respect to any claims thereto.

(e)          If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact (an “Affidavit of Lost Certificate”) by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by First Internet, the posting by such Person of a bond or other indemnity satisfactory to First Internet as indemnity against any claim that may be made against it with respect to such Old Certificate (an “Indemnity Bond”), First Internet will issue in exchange for such Affidavit of Lost Certificate, the Shareholder Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II; provided, that First Internet shall not require the posting of an Indemnity Bond in the event that the Person making such Affidavit of Lost Certificate is an individual and the aggregate amount of Shareholder Consideration to be paid to such Person pursuant to this Agreement is less than Five Thousand Dollars and 00/100 ($5,000.00).

(f)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of First Century Common Stock that are held as treasury stock of First Century or owned by First Internet (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, the “Exempt First Century Stock”) shall be cancelled and shall cease to exist, and no Shareholder Consideration shall be exchanged therefor.

Agreement and Plan of Merger	Page 6

(g)            If outstanding certificates for shares of First Century Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the Shareholder Consideration payable therefor would otherwise escheat to, or become the property of, any governmental unit or agency, the unclaimed Shareholder Consideration shall, to the extent permitted by abandoned property and any other applicable Law, become the property of First Internet (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of First Century Common Stock for any Shareholder Consideration, Stock Derivative Cancellation Payment or other amount properly delivered or paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)            Notwithstanding anything in this Agreement to the contrary, the Exchange Agent shall withhold from the amount of the Shareholder Consideration otherwise payable to the shareholders listed on Schedule 2.02(h) the aggregate amount set forth on Schedule 2.02(h) and instead pay such aggregate amount to First Century Bank in order to reimburse First Century Bank for certain payments made by First Century Bank pursuant to Section 5.15(k).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF FIRST CENTURY

On or prior to the date hereof, First Century has delivered to First Internet a schedule (the “First Century Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

Agreement and Plan of Merger	Page 7

As used in this Agreement, the term “Material Adverse Effect” means, with respect to First Internet or First Century, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations, value, or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules, or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or other Governmental Authorities (as defined in Section 5.13), (C) changes, after the date hereof, in global, national, or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry and depository institutions generally and not specifically relating to such party or its Subsidiaries, including changes in prevailing interest and deposit rates, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, value, or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, and , in connection with or in response to the Pandemic; “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank, or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager, or managing member or others performing similar functions. As used in this Agreement, and in relation to First Century or its Subsidiaries, “knowledge” means those facts that are actually known by William R. Blanton, Vice Chairman and Chief Executive Officer of First Century Bank; Peter J. Vasell, Chief Financial Officer and Chief Operating Officer of First Century Bank; Todd Watson, Senior Vice President and Chief Compliance Officer of First Century Bank; Karen Sferrature, Senior Vice President, Director of Human Resources, and Corporate Secretary of First Century Bank. As used in this Agreement, and in relation to First Century or its Subsidiaries, “ordinary course of business” and “ordinary course of business consistent with past practice” shall each take into account the commercially reasonable actions taken by the party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.

Accordingly, First Century hereby represents and warrants to First Internet as follows, except as set forth in the First Century Disclosure Schedule:

3.01         Organization and Authority.

(a)            First Century is a corporation duly organized and validly existing under the laws of the State of Georgia and is a registered bank holding company under the BHC Act. First Century has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. A complete list of First Century’s Subsidiaries is set forth in Schedule 3.01 of the First Century Disclosure Schedule. Except for First Century Bank and as provided in the Disclosure Schedule, First Century owns directly no voting stock or equity securities of any corporation, partnership, association, or other entity.

Agreement and Plan of Merger	Page 8

(b)            First Century Bank is a national banking association chartered and existing under the laws of the United States of America. First Century Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the First Century Disclosure Schedule, no Subsidiary of First Century owns voting stock or equity securities of any corporation, partnership, association, or other entity. First Century Bank does not currently engage, and has never engaged, in business under any trade, fictitious, or assumed business name.

3.02         Authorization.

(a)            First Century has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(d) and (e) hereof. This Agreement and its execution and delivery by First Century have been duly authorized and approved by the Board of Directors of First Century (the “First Century Board”) and, assuming due execution and delivery by First Internet and Merger Sub, constitutes a valid and binding obligation of First Century, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)            Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Certificate of Incorporation or Bylaws of First Century or the charter documents of any of First Century’s Subsidiaries; (ii) conflicts with or violates any local, state, federal, or foreign law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which First Century or any of its Subsidiaries is a party or by which First Century or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than First Internet) or any other adverse interest, upon any right, property, or asset of First Century or any of its Subsidiaries; or (v) terminates, requires the consent of (or notice to) any Person, or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which First Century or any of its Subsidiaries is bound or with respect to which First Century or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)            Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization, or approval of any Governmental Authority is necessary for consummation of the Merger by First Century.

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3.03         Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of First Century consists of 200,000 shares of First Century Common Stock, 15,705 shares of which are issued and outstanding, and 10,000,000 shares of no par value preferred stock, of which no shares are outstanding. As of immediately prior to the Effective Time, there shall be 15,705 shares of First Century Common Stock issued and outstanding, consisting exclusively of those shares issued and outstanding as of the date of this Agreement. Such issued and outstanding shares of First Century Common Stock have been duly and validly authorized by all necessary corporate action of First Century, are validly issued, fully paid, and non-assessable and have not been issued in violation of any preemptive rights. First Century has no capital stock authorized, issued, or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of First Century Common Stock is entitled to one vote per share.

(b)            All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Century are owned by First Century, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options, and preemptive rights and of all other rights or claims of any other Person with respect thereto.

(c)            Except as set forth in the First Century Disclosure Schedule, there are no Stock Derivatives or other options, warrants, commitments, calls, puts, agreements, understandings, arrangements, or subscription rights relating to any shares of First Century Common Stock or any shares of capital stock of First Century’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of First Century or its Subsidiaries, by which First Century is or may become bound. First Century does not have any outstanding contractual or other obligation to repurchase, redeem, or otherwise acquire any of the issued and outstanding shares of First Century Common Stock. To First Century’s knowledge, there are no voting trusts, voting arrangements, buy-sell agreements, or similar arrangements affecting the capital stock of First Century or its Subsidiaries.

(d)            Except as set forth in the First Century Disclosure Schedule, First Century has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of First Century Common Stock.

3.04         Organizational Documents. The Certificate of Incorporation and Bylaws of First Century and any similar governing documents for each of First Century’s Subsidiaries, representing true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement are attached to and included in the First Century Disclosure Schedule.

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3.05         Compliance with Law.

(a)            None of First Century or any of its Subsidiaries is currently in material violation of, and during the preceding three (3) years, none has been in material violation of, any local, state, federal, or foreign law, statute, regulation, rule, ordinance, order, restriction, or requirement, and none is in violation of any order, injunction, judgment, writ, or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect on First Century or any of its Subsidiaries. First Century and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on First Century or any of its Subsidiaries, and such licenses, franchises, permits, certificates, and authorizations are transferable (to the extent required) to Merger Sub at the Effective Time and to First Internet at the time of the merger of the Surviving Corporation with and into First Internet without any restrictions or limitations thereon or the need to obtain any consents of Governmental Authorities or other third parties other than as set forth in this Agreement.

(b)            The First Century Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (Vice Presidents and higher) and directors of First Century who have outstanding loans from First Century or any of its Subsidiaries, and describes any default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(c)            All of the existing offices and branches of First Century Bank have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. First Century Bank has no approved but unopened offices or branches.

(d)            In the last five (5) years, no allegations of sexual harassment, wrongful termination, or discrimination have been made to First Century or First Century Bank, and no settlement discussions or settlements have occurred or been made, against, or with respect to any individual in his or her capacity as a director or employee of First Century or First Century Bank at a level of Vice President or above.

(e)            First Century does not have any loans outstanding to, or any commitment to lend to, any Marijuana Related Business, or any loans secured by real or personal property owned by, leased to, or occupied or utilized by a Marijuana Related Business. A “Marijuana Related Business” means any business that grows, produces, buys, or sells or otherwise distributes marijuana (a “Marijuana Business”), a business that leases real property or otherwise provides space to a Marijuana Business, a business that leases or otherwise provides equipment to another entity which uses such equipment to grow or produce marijuana, or a business the conduct of which would reasonably be anticipated to result in First Century’s collateral being subject to proceedings under the Civil Asset Forfeiture Act.

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(f)             None of First Century, or any of its Subsidiaries or, to the knowledge of First Century, any director, officer, employee, agent or other person acting on behalf of First Century or any of its Subsidiaries has, directly or indirectly, (a) used any funds of First Century or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of First Century or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of First Century or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of First Century or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for First Century or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Century or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(g)            First Century maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of First Century, neither First Century nor any Subsidiary has experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on First Century. To the knowledge of First Century, there are no data security or other technological vulnerabilities with respect to First Century’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on First Century.

(h)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century, First Century Bank has complied with all requirements of and is not in default or violation under any provision of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program.

3.06         Litigation and Pending Proceedings.

(a)            Except for lawsuits described in the First Century Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to First Century’s knowledge, threatened against First Century or any of its Subsidiaries, and to First Century’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation against First Century or any of its Subsidiaries.

(b)            Neither First Century nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any Governmental Authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government Regulatory Agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

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3.07         Financial Statements and Reports.

(a)            Schedule 3.07 of the First Century Disclosure Schedule includes copies of the following financial statements and reports of First Century and its Subsidiaries, including the notes thereto (collectively, the “First Century Financial Statements”):

(i)            balance sheets and the related statements of earnings, statements of cash flows, and statements of changes in shareholders’ equity of First Century, on a stand-alone basis and as consolidated with its Subsidiaries, as of and for the fiscal years ended December 31, 2018, 2019, and 2020;

(ii)           internal (unaudited) balance sheet and income statement of First Century, on a stand-alone basis and as consolidated with its Subsidiaries, as of and for the three and six months ended June 30, 2021; and

(iii)          Call Reports (“Call Reports”) for First Century Bank for the periods ending on December 31, 2018, 2019 and 2020, March 31, 2021, and June 30, 2021.

(b)            The First Century Financial Statements present fairly in all material respects the consolidated financial position of First Century as of and at the dates shown and the results of operations, (if presented) cash flows, and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of First Century and its Subsidiaries. The First Century Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)            Since December 31, 2020, on a consolidated basis, First Century and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.08         Material Contracts.

(a)            As of the date of this Agreement, and except as disclosed by the First Century Disclosure Schedule, neither First Century nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under the following material contracts (collectively, the “Material Contracts”):

(i)            any contract relating to the borrowing of money by First Century or any of its Subsidiaries or the guarantee by First Century or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),

(ii)           any contract containing covenants that limit the ability of First Century or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, First Century or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,

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(iii)          any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to First Century or any of its Subsidiaries,

(iv)          any contract deemed material by First Century or First Century Bank for the continued operations of First Century and/or First Century Bank by First Internet or any of its Subsidiaries after the Effective Time,

(v)           any lease of real or personal property, other than financing leases entered into in the ordinary course of business in which First Century or any of its Subsidiaries is the lessor,

(vi)          any contract with an aggregate amount payable by First Century that is above the dollar limitations for such types of contracts set forth in Section 5.03, other than an extension of credit extended by First Century Bank that is made in the ordinary course of business to unrelated third parties, or

(vii)         each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements, but excluding any agreements for Off-The-Shelf Software (as defined in Section 3.26(a)), and including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property.

(b)            With respect to each of First Century’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither First Century nor any of its Subsidiaries is in default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither First Century nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv) to First Century’s knowledge, no other party to any such Material Contract is in default; and (v) each such Material Contract is listed in the First Century Disclosure Schedule and a true and complete copy of each has been previously delivered to First Internet.

(c)            Neither First Century nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures, and forward contracts, or other similar risk management arrangements, whether entered into for First Century’s own account or for the account of one or more of its Subsidiaries or their respective customers.

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3.09          Absence of Undisclosed Liabilities. Except: (a) as provided in the First Century Financial Statements; (b) for unfunded loan commitments and obligations on letters of credit to customers of First Century’s Subsidiaries made in the ordinary course of business; (c) for trade payables incurred in the ordinary course of such Subsidiaries’ business; (d) for transactions taken with the consent of First Internet (which consent shall not be unreasonably withheld, conditioned, or delayed); and (e) for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto; none of First Century or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease, or license made outside of the ordinary course of business, nor, to First Century’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of First Century or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.

3.10          Title to Properties.

(a)             The First Century Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by First Century or any Subsidiary. First Century or one of its Subsidiaries, as the case may be, has: (i)  good and marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO) (the “Owned Real Property”); (ii) valid title to all personal property reflected in the First Century Financial Statements as of June 30, 2021, other than personal property disposed of in the ordinary course of business since June 30, 2021; (iii) the right to use by valid and enforceable written lease or contract all other real property which First Century or any of its Subsidiaries uses in its respective business (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”); (iv) marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and (v) marketable title to all material property and assets acquired (and not disposed of) or leased since June 30, 2021. All of the Owned Real Property is owned by First Century or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties, or encumbrances of any nature except: (A) as listed in the First Century Disclosure Schedule; (B) as specifically noted in reasonable detail in the First Century Financial Statements; (C) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (D) mechanics’, carriers’, workers’, repairers’, and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (E) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, or otherwise incurred in the ordinary course of business; (F) zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owner Real Property, which are not violated by the current use and operation of such real property; and (G) easements, encumbrances, and liens and other matters of record, imperfections of title, and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All Real Property is in compliance, in all material respects, with all applicable zoning and land use laws, and there are no encroachments or other violations of law with respect to any such property. All Real Property also complies in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such Real Property. All Real Property, machinery, equipment, furniture and fixtures owned or leased by First Century or its Subsidiaries that is material to their respective businesses has been and is being maintained and repaired in the ordinary course of business and is in good operating condition for its intended purpose (ordinary wear and tear excepted).

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(b)            First Internet shall be entitled to obtain new commitments for, and policies of title insurance or surveys in respect of, any Owned Real Property. Within forty-five (45) days after the later of First Internet’s receipt of such surveys and title commitments, First Internet shall notify First Century of any objections to any exceptions, conditions, or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access, and other easements, rights of way, restrictions, and exceptions existing on the Owned Real Property as shown in the title commitments or surveys, none of which impair such Owned Real Property for the use and business being conducted thereon in any material respect or materially affect the fair market value of the Owned Real Property. Within ten (10) business days after receipt of such written notice of Unpermitted Exceptions from First Internet, First Century shall commence using its best efforts to cure any such Unpermitted Exceptions to the satisfaction of First Internet prior to the Closing.

(c)            With respect to all Owned Real Property and all real property formerly owned, leased, or used by First Century or any of its Subsidiaries, First Century, its Subsidiaries, and to First Century’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county, and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions, permits, authorizations, common law or agency requirements, and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water, or otherwise relating to the environment, air, water, soil, or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal, or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service, and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of First Century, threatened claims, actions, or proceedings by any local municipality, sewage district, or other Governmental Authority against First Century or any of its Subsidiaries with respect to the Environmental Laws, and, to the knowledge of First Century, there is no reasonable basis or grounds for any such claim, action, or proceeding. No environmental clearances are required for the conduct of the business of First Century or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither First Century nor any of its Subsidiaries is the owner, or, to the knowledge of First Century, has been in the chain of title, or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled, or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at, or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither First Century nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any Real Property.

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3.11         Loans and Investments.

(a)            The First Century Disclosure Schedule contains (i) a list of each loan by First Century Bank that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of June 30, 2021, (ii) the most recent loan watch list of First Century Bank and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans, and (iii) a list of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(iv) of this Agreement. First Century and First Century Bank have not sold, purchased, or entered into any loan participation arrangement which was outstanding at June 30, 2021, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. First Century Bank does not currently have any participation interest in and has not originated, purchased or sold any loan with or through another financial institution on a recourse basis against First Century Bank.

(b)            All loans reflected in the First Century Financial Statements as of June 30, 2021 and which have been made, extended, renewed, restructured, approved, amended, or acquired since June 30, 2021: (i) have been made for good, valuable, and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid, and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments, or other evidences of indebtedness which are true, genuine, and what they purport to be; and (iv) if secured, are secured by perfected security interests or recorded mortgages naming First Century Bank as the secured party or mortgagee (unless by written agreement to the contrary).

(c)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Century, each outstanding Loan of First Century or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of First Century and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)            The allowance for loan and lease losses and the carrying value for OREO, if any, which is shown on the First Century Financial Statements is, in the judgment of management of First Century, adequate in all respects under the requirements of GAAP to provide for possible losses on loans and leases outstanding as of the respective dates.

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(e)            None of the investments reflected in the First Century Financial Statements as of June 30, 2021, and none of the investments made by any Subsidiary of First Century since June 30, 2021, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither First Century nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by First Century and First Century Bank, as reflected in the latest balance sheet in the First Century Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by First Century and First Century Bank, as reflected in the latest balance sheet in the First Century Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59. Neither First Century nor First Century Bank owns or maintains any Bank Owned Life Insurance.

3.12         Indebtedness. Except (i) as set forth in the First Century Disclosure Schedule, (ii) as set forth in the First Century Financial Statements, and (iii) for customer deposits and ordinary trade payables, neither First Century nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.13         No Shareholder Rights Plan. First Century has no outstanding shareholder rights plan or any other plan, program, or agreement involving, restricting, prohibiting, or discouraging a change in control or merger of First Century or which reasonably could be considered an anti-takeover mechanism. The First Century Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law.

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3.14         Employee Benefit Plans.

(a)            Schedule 3.14(a) of the First Century Disclosure Schedule lists all existing material First Century Plans, defined as all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Section 414(b) the Internal Revenue Code of 1986, as amended (the “Code”), of which First Century is a member, and any trade or business (whether or not incorporated) which is under common control with First Century under Code Section 414(c), and all other entities which together with First Century are treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which First Century or any ERISA Affiliate participates as a participating employer, or to which First Century or any ERISA Affiliate contributes, including all pension, retirement, profit-sharing, savings, employee stock ownership, group insurance, medical, prescription drug, or other welfare arrangements, policies, or plans, or any nonqualified employee benefit plans or deferred compensation (whether funded or unfunded), bonus, stock, stock purchase, performance share, phantom stock or incentive plans or arrangements, or any employment, salary continuation, change in control, employee indemnity, consulting, retention, severance, and collective bargaining, agreements or arrangements, or other employee benefit or fringe benefit plans, programs, policies, practices, or arrangements, whether or not subject to ERISA, adopted, maintained by, sponsored or contributed to by First Century or any ERISA Affiliate for the benefit of former or current employees or directors (or their beneficiaries or dependents) of First Century or any ERISA Affiliate, and including all such plans sponsored or administered by Insperity PEO Services, L.P. or an affiliate thereof (collectively “PEO”) in which First Century or any ERISA Affiliate employees participate (individually, a “PEO Plan” and collectively, the “PEO Plans”), (individually, “First Century Plan” and collectively, “First Century Plans”). With respect to the First Century Plans, First Century represents and warrants, except as set forth in the First Century Disclosure Schedule:

(i)            All such First Century Plans that are not PEO Plans and, to the knowledge of First Century, all PEO Plans have been, in all material respects, maintained and administered in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder, except to the extent any noncompliance would not result in a material liability imposed upon First Internet.

(ii)           Each First Century Plan intended to constitute tax-qualified plans under Code Section 401(a) either (A) has received a favorable determination letter from the Internal Revenue Service upon which First Century may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion or advisory letter issued by the Internal Revenue Service.

(iii)          Except as disclosed in the First Century Disclosure Schedule, each First Century Plan that is not a PEO Plan and, to the knowledge of First Century, each PEO Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained and operated in all material respects in compliance with or has been amended to comply with the requirements of Code Section 409A and final regulations and other applicable guidance thereunder.

(iv)          No First Century Plan (or its related trust) holds any stock or other securities of First Century and no First Century Plan allows for the granting of any awards of or with respect to any stock or other securities of First Century.

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(v)           Neither First Century, an ERISA Affiliate nor, to the knowledge of First Century, any other fiduciary, as defined in ERISA Section 3(21)(A), of a First Century Plan has engaged in any transaction that may subject First Century, any ERISA Affiliate, or any First Century Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979, or 4980B, which in either case would be reasonably likely to have a Material Adverse Effect.

(vi)          All contributions, premiums, or other payments accrued or owed by First Century under the terms of any First Century Plan have been paid or properly accrued and reflected in the First Century Financial Statements to the extent required by GAAP.

(vii)         All obligations required to be performed by First Century or any ERISA Affiliate under any provision of any First Century Plan attributable to periods prior to the date hereof have been performed by it in all material respects, and neither First Century nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any First Century Plan.

(viii)        All required reports and descriptions for the First Century Plans that are not PEO Plans and, to the knowledge of First Century, all PEO Plans which are due on or before the date hereof have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices and disclosures required by ERISA or the Code with respect to all First Century Plans that are not PEO Plans and, to the knowledge of First Century, all PEO Plans have been proper as to form and timely given.

(ix)          To the knowledge of First Century, no event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any First Century Plan.

(x)           There are no material examinations, audits, enforcement actions, or proceedings, or any other investigations, pending or threatened, by any Governmental Authority involving any First Century Plan that is not a PEO Plan and, to the knowledge of First Century, any PEO Plan.

(xi)          There are no actions, suits, proceedings, or claims pending (other than routine claims for benefits) or threatened against First Century or any ERISA Affiliate in connection with any First Century Plan that is not a PEO Plan or the assets of any First Century Plan that is not a PEO Plan or, to the knowledge of First Century, any PEO Plan or the assets of any PEO Plan.

(xii)         Any First Century Plan that is not a PEO Plan may be amended and terminated at any time without any material liability by First Century or its ERISA Affiliates and the participation of First Century or any ERISA Affiliate employees in any PEO Plan may be terminated or withdrawn on not more than thirty (30) days advance notice and without any material liability by First Century or its ERISA Affiliates.

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(b)            As applicable, and except as set forth in the First Century Disclosure Schedule, with respect to each First Century Plan, First Century has made available to First Internet: (i) all current written documents (and in the case of an unwritten First Century Plan, a materially complete written description thereof) comprising the terms of such First Century Plan (including amendments and individual, trust or insurance agreements relating thereto); (ii) the most recent summary annual report and Form 5500 series (including all schedules thereto) filed with respect to each First Century Plan; (iii) the summary plan description currently in effect and all material modifications thereto; (iv) applicable nondiscrimination testing reports for the past three plan years; (v) the most recent actuarial report, financial statement and trustee report for each First Century Plan that is not a PEO Plan; (vi)  in the case of any First Century Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter from the IRS; and (vii) all non-routine correspondence with a Governmental Authority that is directed to First Century or any ERISA Affiliate and concerns a First Century Plan in the past three years.

(c)            Except as disclosed in the First Century Disclosure Schedule, no current or former director, officer, or employee of First Century or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any First Century Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with First Century or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving a disability benefit under a long-term or short-term disability plan that is a First Century Plan maintained by First Century or an ERISA Affiliate.

(d)            With respect to all First Century Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by First Century or any ERISA Affiliate, no director, officer, employee or, to the knowledge of First Century, agent of First Century or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on First Century or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans other than PEO Plans and, to the knowledge of First Century, all PEO Plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by First Century or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e)            Except as disclosed in the First Century Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, employee indemnity, retirement, early retirement, severance, or similar plans or agreements, commitments, or understandings, or any employee benefit or retirement plan or agreement, binding upon First Century or any ERISA Affiliate, and no such agreement, commitment, understanding, or plan is under discussion or negotiation by management of First Century on behalf of First Century with any employee or group of employees, any member of management or any other Person.

(f)             Except as disclosed in Schedule 3.14(f) of the First Century Disclosure Schedule, no Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is or has in the last six (6) years been sponsored, maintained, or contributed to by First Century or any ERISA Affiliate.

(g)            Except as contemplated in this Agreement or as disclosed in the First Century Disclosure Schedule, there are no benefits or liabilities under any First Century Plan that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement, including, but not limited to, the Merger and/or the Bank Merger and any termination of employment relating thereto and occurring prior to, at, or following the Effective Time.

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(h)            Except as disclosed in Schedule 3.14(h) of the First Century Disclosure Schedule, neither First Century nor any of its ERISA Affiliates has within the last six (6) years sponsored, maintained, participated in, contributed to, or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither First Century nor any of its ERISA Affiliates has within the last six (6) years participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(i)             Except as disclosed in the First Century Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, any termination of employment, vesting of Stock Derivatives, or the payment of any Stock Derivative Cancellation Payment relating thereto and occurring prior to, at, or following the Effective Time), First Century, its ERISA Affiliates, and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(j)             Each First Century Plan that is not a PEO Plan and, to the knowledge of First Century, each PEO Plan that is a “group health plan” (as defined in Code § 5000(b)(1) and ERISA § 733(a)) is and has been operated and maintained in compliance with applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, including the regulations and official guidance thereunder (collectively, the “ACA”). To the extent required by the ACA, First Century or its ERISA Affiliate has offered or is treated as having made an offer under 26 C.F.R. Section 54.4980H-4(b)(2) to all full-time employees (as defined in the ACA) of First Century or the ERISA Affiliate the ability to elect minimum essential coverage under an eligible employer-sponsored plan within the meaning of Code Section 5000A(f)(1)(B) that is affordable and provides minimum value for themselves and their dependents, such that there will not be any liability or excise tax under Section 4980H of the Code. No excise tax or penalty under the ACA has been assessed and remains outstanding against First Century or any ERISA Affiliate and none of First Century or its ERISA Affiliates have received notice of potential assessment of any excise tax or penalty under the ACA, with respect to any First Century Plan. To the extent required by the ACA, First Century has complied with the applicable information reporting requirements under Code Section 6055 and Section 6056 and related regulations. To the extent required by the ACA, First Century or the applicable ERISA Affiliate has maintained all records necessary to demonstrate compliance with the ACA.

(k)            Each individual who is classified by First Century or any ERISA Affiliate as an independent contractor has been properly classified for purposes of participation and benefit accrual under each First Century Plan.

(l)            Except as contemplated by this Agreement or set forth in the First Century Disclosure Schedules, neither First Century nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement, or arrangement, or to modify or change in any material way First Century Plans.

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3.15          Labor and Employment Matters. First Century is, and has been in the past five (5) years, in material compliance with all applicable Laws relating to labor and employment, employment practices, terms and conditions of employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, occupational safety and health requirements, equal including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment, and withholding of taxes. Within the past three (3) years, there has not been, and as of the date of this Agreement there is not pending or threatened, any labor dispute, work stoppage, labor strike, or lockout against First Century. No employee of First Century or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To First Century’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on the First Century Disclosure Schedule, no employee or independent contractor of First Century or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure or proprietary information agreement, non-compete agreement, non-solicitation agreement, or any similar agreement with First Century or any of its Subsidiaries, and neither First Century, any Subsidiary, or any employee or independent contractor is in violation of any such agreement. First Century is in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.

3.16          Obligations to Employees. All material obligations and liabilities of and all payments by First Century or any ERISA Affiliate and all First Century Plans (other than those obligations and liabilities of the PEO), whether arising by operation of law, by contract, or by past custom, practice, or policy, for payments to trusts or other funds, to any government agency or authority, or to any present or former director, officer, employee, or agent (or his or her heirs, legatees, or legal representatives) payable as of the date of this Agreement have been and are being paid to the extent required by applicable Law or by the plan, custom, practice, policy, trust, or contract, and if not due or payable as of the date of this Agreement, adequate actuarial accruals and reserves for such payments have been and are being made by First Century or an ERISA Affiliate to the extent required by GAAP and applicable Law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) First Century Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance, or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.16 are correctly and accurately reflected and accounted for in all material respects in the First Century Financial Statements and the books, statements, and records of First Century.

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3.17          Taxes, Returns and Reports. Each of First Century and its Subsidiaries has since January 1, 2015 (a) duly and timely filed (taking into account any extension of time within which to file) all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). First Century has established as set forth in the First Century Financial Statements, and shall establish and set forth in the Subsequent First Century Financial Statements, in accordance with GAAP, a reserve for taxes adequate to cover all of First Century’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the period covered by such First Century Financial Statements. Neither First Century nor any of its Subsidiaries has, nor will any of them have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent First Century Financial Statements or as accrued or reserved for on the books and records of First Century or its Subsidiaries. To the knowledge of First Century, neither First Century nor any of its Subsidiaries is currently under audit by any state or federal taxing authority, and no federal, state, or local tax returns of First Century or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years. Neither First Century nor any of its Subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Except as set forth in the First Century Disclosure Schedule, neither First Century nor any of its subsidiaries is a party to or bound by any tax allocation or sharing agreement.

3.18          Deposit Insurance. The deposits of First Century Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable Law, and First Century or First Century Bank has paid, prepaid, or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.19          Insurance. The First Century Disclosure Schedule contains a true, accurate, and complete list of all policies of insurance (including, without limitation, financial institutions bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance, employment practices liability insurance, and cybersecurity insurance) owned or held by First Century or any of its Subsidiaries on the date hereof or with respect to which First Century or any of its Subsidiaries pays any premiums. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Century, First Century and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of First Century reasonably has determined to be prudent and consistent with industry practice, and First Century and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect with no lapses in coverage and, except for policies insuring against potential liabilities of officers, directors and employees of First Century and its Subsidiaries, First Century or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. First Century has maintained in effect such policies or predecessor policies of the same type since January 1, 2016.

3.20          Books and Records. The books of account, minute books, stock record books, and other records of First Century and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with First Century’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws.  The minute books of First Century and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of First Century and its Subsidiaries.

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3.21         Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of First Century’s attorneys and accountants and the contractually-agreed fees and expenses of Janney Montgomery Scott LLC, First Century’s investment banker under the agreement identified on the First Century Disclosure Schedule, all of which shall be paid or accrued by First Century at or prior to the Effective Time, no agent, broker or other Person acting on behalf of First Century or any of its Subsidiaries or under any authority of First Century or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.22         Interim Events. Except as otherwise permitted hereunder or disclosed on the First Century Disclosure Schedule, since June 30, 2021, neither First Century nor any of its Subsidiaries has:

(a)            Experienced any events, changes, developments, or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on First Century;

(b)            Suffered any damage, destruction, or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 in the aggregate;

(c)            Declared, distributed, or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(ii) hereof;

(d)            Repurchased, redeemed, or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize, or split its stock;

(e)            Except as required under applicable law or the terms of an applicable First Century Plan, granted or agreed to grant any material increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance, or other welfare benefit plan or agreement to employees, officers, or directors of First Century or a Subsidiary;

(f)             Except as required under applicable law or the terms of an applicable First Century Plan, increased the salary of (or granted any bonus to) any director, officer, or employee, or entered into any employment contract, indemnity agreement, or understanding with any officer or employee or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing, or other similar plan or arrangement;

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(g)            Leased, sold, or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)            Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated, or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate First Century or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock or acquired or agreed to acquire any stock, equity interest, assets, or business of any third party;

(i)             Incurred, assumed, or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)             Mortgaged, pledged, or subjected to a lien, security interest, option, or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by First Century Bank of government deposits; or, (ii) granted in connection with repurchase or reverse repurchase agreements;

(k)            Canceled, released, or compromised any loan, debt, obligation, claim, or receivable other than in the ordinary course of business;

(l)             Entered into any transaction, contract, or commitment other than in the ordinary course of business;

(m)           Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;

(n)            Amended their articles/certificate of incorporation, charter, or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same; or

(o)            Conducted its business in any manner other than substantially as it was being conducted prior to June 30, 2021.

3.23         Insider Transactions. Except as set forth in the First Century Disclosure Schedule, during the preceding five (5) years, no officer or director of First Century or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business, or right which is owned, leased, held, or used by First Century or any Subsidiary or in any liability, obligation or indebtedness of First Century or any Subsidiary, except for deposits of First Century Bank, securities issued by First Century, and interests in compensatory arrangements.

3.24         Indemnification Agreements.

(a)            Neither First Century nor any of its Subsidiaries is a party to any indemnification, indemnity, or reimbursement agreement, contract, commitment, or understanding to indemnify any present or former director, officer, employee, shareholder, or agent against liability or hold the same harmless from liability other than as expressly provided in the certificate of incorporation or bylaws of First Century or the charter documents of a Subsidiary.

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(b)           During the preceding five (5) years, no claims have been made against or filed with First Century or any of its Subsidiaries nor have any claims been threatened against First Century or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of First Century or any of its Subsidiaries.

3.25         Shareholder Approval. The affirmative vote of the holders of a majority of the First Century Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

3.26         Intellectual Property.

(a)            For purposes of this Agreement, “Intellectual Property” shall mean all patents and applications for patents (including divisions, continuations, continuations in part and renewal applications, all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction), trademarks, trade names, brand names, logos, symbols, service marks, domain names, social media handles and related accounts, database rights, copyright registrations or applications for registration of copyrights in any jurisdiction (including any renewals or extensions thereof), mask works, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (excluding Off-The-Shelf Software (as defined below)) (the software programs or applications, in both source code and object code form, collectively, “Software”), and all other intellectual property rights of any kind, whether tangible or intangible and whether or not registered. For purposes of this Agreement, “Off-The-Shelf Software” shall mean readily available commercial software.

(b)            Schedule 3.26 of the First Century Disclosure Schedule sets forth a true, correct, and complete list, as of the date hereof, of all Intellectual Property and Software used by First Century and its Subsidiaries. First Century and its Subsidiaries have the right to use, free and clear of any royalty or other payment obligations, claims of infringement or other claims, all marks, names, trademarks, service marks, patent rights, assumed names, logos, trade secrets, copyrights, web domains, web pages, web sites, trade names, and service marks used by First Century and its Subsidiaries.

(c)            First Century and its Subsidiaries own, or validly license, or otherwise possess a legally sufficient and enforceable right to use (in each case, free and clear of any lien, restriction, security, interests, charges, claims, rights of third parties, or encumbrances of any nature) all material Intellectual Property owned by or licensed or used by First Century or its Subsidiaries in their respective businesses, as currently conducted. Except as listed on Schedule 3.26 of the First Century Disclosure Schedule, neither First Century nor any of its Subsidiaries has (1) licensed any Intellectual Property owned by it or its Subsidiaries to any third party, or (2) entered into any exclusive agreements relating to Intellectual Property owned by it or its Subsidiaries.

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(d)            First Century and its Subsidiaries are not in conflict, in violation, or infringement of, nor has First Century or its Subsidiaries received any written notices of any claim or assertion thereof by any other Person with respect to, any Intellectual Property used or owned by it.

(e)            First Century and its Subsidiaries are in accordance with all applicable licenses, pursuant to which First Century and its Subsidiaries acquired the right to use any Intellectual Property, and have not infringed, misappropriated, or otherwise violated, through the use of Intellectual Property, the rights of any Persons. To First Century’s knowledge, no claims have been asserted or threatened against First Century and/or any of its Subsidiaries, or any indemnitee thereof, concerning the ownership, validity, registrability, enforceability, infringement, use, or licensed right to use any Intellectual Property.

(f)             To First Century’s knowledge, no third party has infringed, misappropriated, or otherwise violated the Intellectual Property rights of First Century or its Subsidiaries, and there is no pending claim or claim threatened in writing or otherwise with respect to Intellectual Property and third parties, including that (i) any third party has infringed or otherwise violated either First Century’s and/or its Subsidiaries’ Intellectual Property rights, or (ii) the owned or claimed Intellectual Property of a third party interferes with, infringes, dilutes, or otherwise harms any Intellectual Property rights of First Century or its Subsidiaries.

(g)            To the extent First Century has designated any of its information, materials, software, or processes a trade secret, First Century and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.

(h)            First Century and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation, or unenforceability of all Intellectual Property respectively owned or licensed, by First Century and its Subsidiaries.

(i)             To First Century’s knowledge: (i) all material Software owned, licensed, used, or otherwise held for use by First Century and its Subsidiaries is in good working order and condition and is sufficient in all material respects for the purposes for which it is currently used; and (ii) does not contain (1) any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Software or any system containing or used in conjunction with such Software (collectively, “Defective Code”). To the knowledge of First Century, neither First Century nor its Subsidiaries have experienced any material defects in design, functionality, or material in connection with the use of such Software that have not been corrected.

(j)             To First Century’s knowledge, no Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent (collectively, “Malicious Code”).

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3.27         Information Technology.

(a)            The computers, Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, repair and refurbishment equipment, and all other information technology equipment owned, used, or held for use by First Century or its Subsidiaries (collectively, “First Century IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and, otherwise, as required for the conduct of First Century’s and its Subsidiaries’ businesses, and have not materially malfunctioned or failed within the past three (3) years. First Century and its Subsidiaries take commercially reasonable care and action, consistent with current banking industry standards, to protect the confidentiality, integrity, and security of First Century IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, including, but not limited to (1) the use of robust encryption technology, and (2) the implementation of a comprehensive security plan which will promptly identify any and all internal and external risks to the security of First Century’s and its Subsidiaries’ confidential information or that of third parties or customers, and implements, monitors, and improves adequate and effective safeguards to control such risks. First Century and its Subsidiaries have achieved a “baseline” maturity level in all domains of its information systems according to the Federal Financial Institutions Examination Council’s (“FFIEC”) Cybersecurity Assessment Tool. First Century and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or, to First Century’s knowledge, threatened against First Century or its Subsidiaries alleging a violation of any Person’s privacy rights of any Persons or rights regarding the protection of personally identifiable information or other non-public information.

(b)            Except as set forth in the First Century Disclosure Schedule, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of First Century and its Subsidiaries.

(c)            In connection with the collection, storage, transfer (including transfer across national borders), and/or use of any personally identifiable information from any companies or individuals, including any customers, prospective customers, employees, and/or other third parties (collectively, “Personal Information”), First Century has implemented commercially reasonable disclosures, policies, and procedures with respect to the collection, compilation, use, disclosure, processing, sharing, security, disposal, transfer, protection, and storage of Personal Information that comply in all material respects with applicable Laws in relevant jurisdictions, the privacy provisions of the Gramm-Leach Bliley Act (“GLBA”), the Consumer Privacy Protection Act of 2017, and all other applicable identity protection laws relating to banking (collectively, “Privacy Laws”). To First Century’s knowledge, no privacy policy of the First Century or its Subsidiaries in effect at any time during the prior three (3) years has been materially inaccurate, misleading, or deceptive. First Century and its Subsidiaries have been in compliance in all material respects with all of their privacy policies in effect at any time during the prior three (3) years, all applicable Privacy Laws, all contractual obligations concerning sharing or protecting Personal Information, and all material contractual obligations concerning Personal Information, data privacy, and data security. In the last five (5) years, to First Century’s knowledge, there have been no data breaches involving unauthorized disclosures of Personal Information to any third parties. First Century and its Subsidiaries (i) have not received written notice of any claims; (ii) to First Century’s knowledge, have not been charged with the violation of any applicable Privacy Laws or, (iii) to First Century’s knowledge, have not been or is not currently under investigation with respect to any violation of any applicable Privacy Laws or applicable privacy policies. First Century and its Subsidiaries have commercially reasonable safeguards in place to protect Personal Information in their possession or control from unauthorized access and has contractually obligated all third parties who process or store Personal Information on First Century’s behalf to do the same.

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3.28          Community Reinvestment Act. First Century Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.29          Bank Secrecy and Anti-Money Laundering Compliance. Neither First Century nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”).  First Century and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law in the past five (5) years.  To the knowledge of First Century and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against First Century or its Subsidiaries under any BSA/AML Law that, if determined adversely to First Century or its Subsidiaries, could reasonably be expected to adversely affect First Century or its Subsidiaries. The First Century Board (or, where appropriate, the Board of Directors of any of the First Century Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

3.30          Agreements with Regulatory Agencies. Neither First Century nor any of its Subsidiaries: (a) is subject to any cease-and-desist, consent order, or other order or enforcement action issued by; or (b) is a party to any written agreement, consent agreement, or memorandum of understanding with; or (c) is a party to any commitment letter or similar undertaking, or subject to any order or directive, or has been otherwise ordered to pay any civil money penalty by; or (d) has been, during the preceding five (5) years, a recipient of any supervisory letter from; or (e) during the preceding five (5) years, has adopted any policies, procedures, or board resolutions at the request or suggestion of; any Regulatory Agency or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the First Century Disclosure Schedule (a “First Century Regulatory Agreement”). Neither First Century nor any of its Subsidiaries has been advised, during the preceding five (5) years, by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such First Century Regulatory Agreement. There are no refunds or restitutions required to be paid or corrective action required to be taken as a result of an examination or criticism by any Regulatory Agency or body, or set forth in any accountant’s or auditor’s report to First Century or any of its Subsidiaries.

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3.31          Approval Delays. To First Century’s knowledge, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

3.32          Internal Controls. First Century and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither First Century nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Century or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Century or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Century or any of its Subsidiaries, whether or not employed by First Century or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by First Century or any of its officers, directors, employees, or agents to the First Century Board or any committee thereof or to any director or officer of First Century.

3.33          Fiduciary Accounts. First Century and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither First Century nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.34          Fairness Opinion. Prior to the execution of this Agreement, First Century has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Janney Montgomery Scott LLC to the effect that, as of the date of this Agreement, the Shareholder Consideration to be received by the shareholders of First Century pursuant to this Agreement is fair for such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.35          Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE FIRST CENTURY DISCLOSURE SCHEDULE), NONE OF FIRST CENTURY, ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF FIRST CENTURY, ITS SUBSIDIARIES, OR THEIR BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF FIRST INTERNET

On or prior to the date hereof, First Internet has delivered to First Century a schedule (the “First Internet Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI.

As used in this Agreement, and in relation to First Internet and its Subsidiaries, “knowledge” means those facts that are actually known by David B. Becker, Chairman and Chief Executive Officer of First Internet and First Internet Bank, Nicole S. Lorch, President and Chief Operating Officer of First Internet and First Internet Bank, or Kenneth J. Lovik, Executive Vice President and Chief Financial Officer of First Internet and First Internet Bank.

Accordingly, First Internet represents and warrants to First Century as follows, except as set forth in the First Internet Disclosure Schedule:

4.01         Organization and Authority.

(a)            First Internet is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. First Internet has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b)            First Internet Bank is an Indiana-chartered, FDIC-insured bank. First Internet Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c)            Merger Sub is a corporation duly organized and validly existing under the laws of the State of Georgia. Merger Sub has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(d)            Each of First Internet’s Subsidiaries other than First Internet Bank and Merger Sub is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

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4.02         Authorization.

(a)            Each of First Internet and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d) and 7.01(e) hereof. This Agreement and its execution and delivery by First Internet and Merger Sub have been duly authorized and approved by the Board of Directors of First Internet (the “First Internet Board”) and the Board of Directors of Merger Sub, respectively, and, assuming due execution and delivery by First Century, constitutes a valid and binding obligation of First Internet and Merger Sub, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)            Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of First Internet or the charter documents of any of First Internet’s Subsidiaries; (ii) conflicts with or violates any local, state, federal, or foreign law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which First Internet or any of its Subsidiaries is a party or by which First Internet or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than First Century) or any other adverse interest, upon any right, property or asset of First Internet or any of its Subsidiaries; or (v) terminates, requires the consent of (or notice to) any Person, or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which First Internet or any of its Subsidiaries is bound or with respect to which First Internet or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)            Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any Governmental Authority is necessary for consummation of the Merger by First Internet.

4.03         Compliance with Law.

(a)            None of First Internet or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of, any Law, except where such violation would not have a Material Adverse Effect on First Internet. First Internet and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on First Internet.

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(b)            First Internet is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets, or capital of First Internet or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any Regulatory Agency or body cited in any examination report of First Internet or any of its Subsidiaries as a result of an examination by any Regulatory Agency or body, or set forth in any accountant’s or auditor’s report to First Internet or any of its Subsidiaries.

(c)            All of the existing offices of First Internet Bank have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements, except such as would not have a Material Adverse Effect on First Internet.

4.04          Accuracy of Information Provided to First Century. First Internet agrees that the information concerning First Internet or any of its Subsidiaries that is provided or to be provided by First Internet to First Century for inclusion or that is included in the Proxy Statement and any other documents to be filed with any regulatory authority or Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement will at the respective times such documents are filed and, in the case of the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, First Internet shall have no responsibility for the truth or accuracy of any information provided by First Century with respect to First Century or any of its Subsidiaries or any of their affiliates contained in the Proxy Statement or in any document submitted to, or other communication with, any regulatory authority or Governmental Authority.

4.05         Litigation and Pending Proceedings.

(a)            Except as disclosed on the First Internet Disclosure Schedule, and except for lawsuits involving collection of delinquent accounts and other matters involving First Internet or its Subsidiaries in the ordinary course of its business, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending and served against First Internet or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel or otherwise against First Internet or any of its Subsidiaries which, if determined adversely to First Internet or any of its Subsidiaries, would have a Material Adverse Effect on First Internet.

(b)            Neither First Internet nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any Governmental Authority, except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any Governmental Authority having jurisdiction over their respective business, assets, capital, properties, or operations.

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4.06         SEC Documents; Financial Statements and Reports.

(a)            First Internet has filed or furnished all required reports, forms, schedules, registration statements and other documents with the United States Securities and Exchange Commission (the “SEC”) that it has been required to file or furnish since January 1, 2018 (the “First Internet Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the First Internet Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such First Internet Reports, and none of the First Internet Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of First Internet has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the First Internet Reports.

(b)            The financial statements of First Internet and its Subsidiaries included (or incorporated by reference) in the First Internet Reports (including the related notes, where applicable) (the “First Internet Financial Statements”) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated balance sheets of First Internet and its Subsidiaries and the consolidated statements of income, other comprehensive income, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of First Internet and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

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(c)            First Internet (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of the First Internet Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Internet’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in First Internet’s internal control over financial reporting. These disclosures were made in writing by management to First Internet’s auditors and audit committee. There is no reason to believe that First Internet’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

4.07          Absence of Undisclosed Liabilities. Except: (a) as provided in the First Internet Financial Statements; (b) for unfunded loan commitments and obligations on letters of credit to customers of First Internet’s Subsidiaries made in the ordinary course of business; (c) for trade payables incurred in the ordinary course of such Subsidiaries’ business; (d) for transactions taken with the consent of First Century (which consent shall not be unreasonably withheld, conditioned, or delayed); and (e) for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto; none of First Internet or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease, or license made outside of the ordinary course of business, nor, to First Internet’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of First Internet or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.

4.08          Taxes, Returns and Reports. Each of First Internet and its Subsidiaries has since January 1, 2015 (a) duly and timely filed (taking into account any extension of time within which to file) all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). First Internet has established as set forth in the First Internet Financial Statements, in accordance with GAAP, a reserve for taxes adequate to cover all of First Internet’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the period covered by such First Internet Financial Statements. Neither First Internet nor any of its Subsidiaries has, nor will any of them have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent accrued or reserved for on the books and records of First Internet or its Subsidiaries. To the knowledge of First Internet, neither First Internet nor any of its Subsidiaries is currently under audit by any state or federal taxing authority, and no federal, state, or local tax returns of First Internet or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years. Neither First Internet nor any of its Subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Except as set forth in the First Internet Disclosure Schedule, neither First Internet nor any of its subsidiaries is a party to or bound by any tax allocation or sharing agreement.

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4.09           Community Reinvestment Act. First Internet Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.10           Bank Secrecy and Anti-Money Laundering Compliance. Neither First Internet nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, a BSA/AML Law. First Internet and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law in the past five (5) years.  To the knowledge of First Internet and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against First Internet or its Subsidiaries under any BSA/AML Law that, if determined adversely to First Internet or its Subsidiaries, could reasonably be expected to adversely affect First Internet or its Subsidiaries. The First Internet Board (or, where appropriate, the Board of Directors of any of the First Internet Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

4.11           Approval Delays. To the knowledge of First Internet, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

4.12           No Shareholder Approval. No vote or consent of any of the holders of First Internet’s capital stock is required by Law or stock purchase agreement for First Internet to enter into this Agreement and to consummate the Merger.

4.13           Agreements with Regulatory Agencies. Neither First Internet nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the First Internet Disclosure Schedule (a “First Internet Regulatory Agreement”), nor has First Internet or any of its Subsidiaries been advised, during the preceding five (5) years, by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such First Internet Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any Regulatory Agency or body cited in any examination report of First Internet or any of its Subsidiaries as a result of an examination by any Regulatory Agency or body, or set forth in any accountant’s or auditor’s report to First Internet or any of its Subsidiaries.

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4.14           Available Funds; Capitalization. Immediately before the Effective Time, First Internet will have access to cash sufficient to pay the Merger Consideration required to be paid by First Internet pursuant to Article II of this Agreement. First Internet Bank is, and immediately after giving effect to the Merger will be, well-capitalized, as such term is defined under guidelines published by the FDIC and the FRB.

4.15            Broker. Except for Keefe, Bruyette & Woods, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of First Internet, Merger Sub, or any of First Internet’s Subsidiaries.

4.16           Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, NONE OF FIRST INTERNET, ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF FIRST INTERNET, ITS SUBSIDIARIES, OR THEIR BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V.

CERTAIN COVENANTS

First Century covenants and agrees with First Internet and covenants and agrees to cause its Subsidiaries to act as follows (and First Internet covenants and agrees with First Century as follows):

5.01           Shareholder Approval. First Century shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable Law and the Certificate of Incorporation and Bylaws of First Century (the “First Century Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement. Subject to Section 5.06 hereof, the First Century Board shall recommend to First Century’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from First Century’s shareholders. Additionally, each director and executive officer of First Century and First Century Bank shall agree to vote or direct the vote of any shares of First Century Common Stock he or she owns, beneficially or of record, or has the power to vote (subject to any fiduciary duties of the individual), in favor of the Merger pursuant to an agreement substantially in the form attached hereto as Exhibit 5.01.

5.02           Other Approvals.

(a)              First Century shall proceed expeditiously, cooperate fully, and use commercially reasonable efforts to assist First Internet in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(d) hereof, all consents, authorizations, approvals, registrations, and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

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(b)             First Century will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments, and documents listed on the First Century Disclosure Schedule and which First Century and First Internet agree are material, each of which are set forth on Schedule 5.02 of the First Century Disclosure Schedule.

(c)              Any written materials or information provided by First Century to First Internet for use by First Internet in any filing with any state or federal Regulatory Agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03           Conduct of Business. After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement, as required by Law (including the Pandemic Measures), as required by any Regulatory Agencies, or as consented to in writing by First Internet (which consent will not be unreasonably withheld, conditioned, or delayed), each of First Century and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business consistent with past practices; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees, and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted (including, without limitation, installing any upgrades or patches and performing other recommended or required maintenance of its Software); (4) maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound; and (6) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Authority required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement, as required by Law (including the Pandemic Measures), or as required by any Regulatory Agencies, First Century will not, and will cause its Subsidiaries to not, without the prior written consent of First Internet, which consent shall not be unreasonably denied, withheld, or delayed:

(i)            make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, or reclassification), authorize a class of stock, or issue any stock, issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities;

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(ii)           except as set forth on Schedule 5.03(ii) of the First Century Disclosure Schedule, distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; provided, however, any Subsidiary may pay cash dividends to First Century or First Century Bank in the ordinary course of business for payment of reasonable and necessary business and operating expenses of First Century or First Century Bank and expenses of the Merger;

(iii)          purchase or otherwise acquire any investment security for their own account that exceeds $500,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, and, in either case, any such purchased or otherwise acquired security shall have an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable Laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(iv)         except for unfunded loan commitments, loans currently under consideration, and loans made under First Century’s tax lending program, each of which are disclosed in Schedule 3.11 of the First Century Disclosure Schedule, make, renew, or otherwise modify any loan, loan commitment, letter of credit, or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of First Century or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $500,000. First Century Bank also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of $1,000,000, provided, that First Century Bank may, without the consent of First Internet, renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $2,000,000 or less, (2) any 1 to 4 family residential mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other 1 to 4 family residential mortgage Loan in excess of $500,000; provided, however, that in the event the loan is to be sold to an investor such loan will not be subject to this section if the loan meets the criteria of the investor, (3) any consumer Loan in excess of $100,000, (4) any home equity Loan or line of credit in excess of $250,000, or (5) any Loan participation; provided, that First Century may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of First Internet shall be provided with notice of the proposed action in writing and First Internet shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (the lack of such objection being deemed prior written consent of First Internet for purposes of this Section);

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(v)           except (1) as contemplated by this Agreement (including severance, stay bonus and change in control payments anticipated to be paid as described in Sections 5.15 and 5.16 hereof), (2) as disclosed on Schedule 5.03(v) of the First Century Disclosure Schedule, (3) in accordance with the terms of any First Century Plan, or (4) for increases in an individual’s annual salary in the ordinary course of business consistent with past practice in an amount less than five percent (5.00%), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers, or employees, or, except as required by Law, or except as contemplated by this Agreement, adopt or make any change in any First Century Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers, or employees;

(vi)          fail to accrue, pay, discharge, and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

(vii)        except for obligations disclosed in this Agreement, federal funds purchased by First Century Bank, trade payables, and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the First Century Financial Statements or the Subsequent First Century Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $25,000;

(viii)      change its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by First Century’s independent auditors or its regulatory authorities, or (3) changes requested by First Internet pursuant to this Agreement;

(ix)          make, change, or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment, or surrender any right to claim a refund of a material amount of taxes;

(x)           make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(xi)          waive, release, grant, or transfer any material rights of value or enter into, amend, or terminate (or give notice of termination with respect to) any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(iv) and legal, accounting, and investment banking or financial advisory fees related to the Merger), requiring payments by First Century or any of its Subsidiaries which exceed $75,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than twelve (12) months following the date of this Agreement;

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(xii)         except as already committed in writing as of the date of this Agreement, make any capital expenditures in excess of $75,000 individually or $150,000 in the aggregate;

(xiii)        except as required by applicable Law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures, or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(xiv)        take any action that would change First Century Bank’s loan loss reserves that is not in compliance with First Century Bank’s policy and past practices consistently applied and in compliance with GAAP;

(xv)         except as already committed in writing as of the date of this Agreement, cancel, release, or compromise any indebtedness in excess of $25,000 owing to First Century or any Subsidiary or any claims which First Century or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xvi)        pay, discharge, settle, or compromise any litigation, claim, action, arbitration, or other proceeding against First Century or any Subsidiary, unless such payment, discharge, settlement, or compromise does not require First Century or any Subsidiary to pay any monies, incur any obligation or admit any wrongdoing or liability;

(xvii)       take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable Law;

(xviii)      maintain the rate of interest paid by First Century Bank on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;

(xix)        amend the Certificate of Incorporation or Bylaws of First Century, or similar governing documents of any of its Subsidiaries;

(xx)         maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP, as determined in the reasonable discretion of First Internet, to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;

(xxi)        make any new loan or other extension of credit to any Marijuana Related Business; or

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(xxii)       agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.

5.04          Insurance. First Century and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, all currently in-force insurance on its assets, properties, and operations, including, but not limited to, its financial institutions bond, directors’ and officers’ liability insurance, cybersecurity insurance, employment practices liability insurance, and property and casualty insurance in such amounts and with regard to such liabilities and hazards as are currently insured by First Century or its Subsidiaries as of the date of this Agreement.

5.05          Accruals for Loan Loss Reserve and Expenses.

(a)             Prior to the Effective Time, First Century shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as First Century and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b)            Subject to applicable Law (including, without limitation, applicable banking laws and regulations and GAAP), First Century shall consult and cooperate in good faith with First Internet with respect to determining, as reasonably specified in a written notice from First Internet to First Century, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of First Century’s expenses of the Merger.

(c)             Subject to applicable Law (including, without limitation, applicable banking laws and regulations and GAAP), First Century and First Century Bank shall make such conforming changes and entries as contemplated in Section 5.05(b) above, but: (i) in no event prior to the fifth (5th) day next preceding the Closing Date; (ii) only after First Internet acknowledges in writing that all conditions to its obligation to consummate the Merger have been satisfied and certifies in writing to First Century that First Internet will at the Effective Time deliver to First Century the certificate contemplated in Section 7.02(f); and (iii) the conforming changes and entries as contemplated in this Section 5.05 shall have no impact on the calculation of First Century Adjusted Consolidated Shareholders’ Equity.

(d)            Notwithstanding anything to the contrary contained herein, First Century’s representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at First Internet’s request in compliance with Section 5.05(d).

5.06          Acquisition Proposals.

(a)             First Century will, and will cause each of its Subsidiaries to, and its and their respective officers, directors, and representatives (including Janney Montgomery Scott LLC) to, immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, First Century shall not terminate, amend, modify, or waive any material provision of any confidentiality or similar agreement to which First Century or any of its Subsidiaries is a party (other than any involving First Internet).

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(b)            Except as permitted in this Section 5.06, First Century shall not, and shall cause its Subsidiaries and any of their respective directors, officers, and representatives (including Janney Montgomery Scott LLC) not to, (i) solicit, initiate, or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to, facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) engage or participate in discussions with any Person regarding an Acquisition Proposal, except in each case as to notify such Person of the existence of the provisions of this Section 5.06; provided, however, that, at any time prior to obtaining the approval of the Merger by First Century’s shareholders, if First Century receives a bona fide Superior Proposal that the First Century Board determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take the foregoing actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, First Century may furnish, or cause to be furnished, non-public information with respect to First Century and its Subsidiaries to the Person who made such Superior Proposal and may participate in discussions and negotiations regarding such proposal if prior to taking such action, First Century has used its commercially reasonable efforts to enter into a confidentiality agreement with respect to such Superior Proposal on terms no less favorable to First Century than the confidentiality agreement between First Century and First Internet and that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Janney Montgomery Scott LLC) of First Century or its Subsidiaries shall be a breach of this Section 5.06 by First Century.

(c)             Neither the First Century Board nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw, or modify in a manner adverse to First Internet or propose to withdraw or modify in a manner adverse to First Internet (or take any action inconsistent with) the recommendation by the First Century Board or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit First Century or First Century Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of First Century’s shareholders to approve the Merger, the First Century Board may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the First Century Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of First Century under applicable Law, and provided, further, that the First Century Board may not effect such an Adverse Recommendation Change unless (A) the First Century Board shall have first provided prior written notice to First Internet (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new ten (10) business day period) and (B) First Internet does not make, within ten (10) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the First Century Board (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the First Century Board’s fiduciary duties to the shareholders of First Century under applicable Law. First Century agrees that, during the ten (10) business day period prior to its effecting an Adverse Recommendation Change, First Century and its officers, directors, and representatives shall negotiate in good faith with First Internet and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by First Internet.

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(d)            In addition to the obligations of First Century set forth in paragraphs (a), (b) and (c) of this Section 5.06, First Century shall as promptly as possible, and in any event within two (2) business days after First Century first obtains knowledge of the receipt thereof, advise First Internet orally and in writing of (i) any Acquisition Proposal or any request for information that First Century reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry First Century reasonably believes could lead to any Acquisition Proposal, along with the terms and conditions of such Acquisition Proposal, request, or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request, or inquiry, if there occurs or is presented to First Century any offer, material change, modification, or development to a previously made offer, letter of intent, or any other material development, First Century (or its outside counsel) shall (A) advise and confer with First Internet (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto, and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request, or inquiry, and (B) promptly upon receipt or delivery thereof provide First Internet with true, correct, and complete copies of any document or communication related thereto.

(e)             For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal, or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income, or assets of First Century and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of First Century or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of First Century or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, or similar transaction involving First Century, First Century Bank, or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of First Century, First Century Bank, or any of First Century’s other Subsidiaries or of any resulting parent company of First Century or First Century Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to First Internet of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

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(f)              For purposes of this Agreement, “Superior Proposal” shall mean any written offer made by a third party to consummate an Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the First Century Board determines in good faith (after consulting with its outside legal counsel and its financial advisers) would, if consummated, be more favorable to the shareholders of First Century than the transactions contemplated by this Agreement (taking into account all the factors relating to such Superior Proposal deemed relevant by the First Century Board, including without limitation, the amount and form of consideration, the timing of payment, risk of consummation of the transaction, the financing thereof, and all other conditions thereto (including any changes to the terms and conditions of this Agreement and the transactions contemplated herein proposed by First Internet in response to such offer)).

5.07           Press Releases. First Internet and First Century shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable Law, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08          Changes and Supplements to Disclosure Schedules. First Century shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the First Century Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or listed on the First Century Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of First Century contained herein incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the First Century Disclosure Schedule unless First Internet shall have first consented in writing with respect thereof (which consent shall not be unreasonably withheld, conditioned, or delayed).

5.09          Failure to Fulfill Conditions; Cooperation. In the event First Century determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify First Internet. First Century shall cooperate fully, completely, and promptly with First Internet in connection with satisfying all conditions set forth in this Agreement and effecting the transactions contemplated by this Agreement.

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5.10         Access; Information.

(a)            First Internet and its representatives and agents, shall, upon reasonable notice to First Century, at all times during normal business hours prior to the Effective Time, have full and continuing access to the employees, properties, facilities, operations, books, and records of First Century and all of its Subsidiaries. First Internet and its representatives and agents may, prior to the Effective Time, have discussions with the employees of First Century in order to familiarize itself and themselves with the abilities and responsibilities of such employees, and make or cause to be made such reasonable investigation of the operations, books, records, and properties of First Century and its Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such employees, operations, books, records, properties, and other matters; provided, however, that such access or investigation shall not interfere unnecessarily or unreasonably with the normal business operations of First Century or its Subsidiaries. In addition, after receipt of all Regulatory Approvals and required shareholder approvals, First Century shall cooperate with First Internet to facilitate introductions to First Century Bank’s customers and key business partners and referral sources.

(b)            Notwithstanding anything to the contrary contained herein, no investigation by First Internet or First Century shall affect the representations and warranties made by First Century or First Internet herein.

(c)            Any confidential information or trade secrets received by First Internet, First Century or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents, and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by First Internet or First Century, as applicable, or at First Internet’s or First Century’s request, returned to First Internet or First Century, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable Law or regulation or professional standard or bona fide internal compliance policy requirements. Additionally, any confidential information or trade secrets received by First Internet or First Century, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.09).

(d)            This Section 5.10 will not require the disclosure of any information to First Internet or First Century: (i) which would be prohibited by law, including the disclosure of confidential supervisory information; or, (ii) which would be subject to attorney-client privilege.

(e)            Except to the extent prohibited by applicable Law or any Regulatory Agency, in order to provide for a smooth transition after the Closing, First Century shall provide First Internet with copies of minutes and consents from all First Century Board and committee meetings no later than fourteen (14) days thereafter; provided, however, that such materials shall not include matters related to discussions concerning matters that the First Century Board or its legal counsel has reasonably determined to be subject to attorney-client privilege.

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5.11          Financial Statements. As soon as available after the date of this Agreement, First Century will deliver to First Internet any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the quarterly consolidated unaudited balance sheets and profit and loss statements of First Century prepared for its internal use, First Century Bank’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by First Internet (collectively, “Subsequent First Century Financial Statements”). The Subsequent First Century Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of Call Report information for the absence of notes and/or year-end adjustments).

5.12          Environmental. First Century will cooperate with the conduct, at any time after the date hereof until the Effective Time (the “Investigation Period”), of such physical, zoning, land use, environmental, and other inspections, examinations, and investigations of the Real Property by First Internet or its designees, including, without limitation any Phase I or Phase II environmental site assessments and surveys of the Real Property (the “Property Inspections”). Subject to the rights of any tenants arising under their leases affecting the applicable Owned Real Property, First Internet shall conduct the Property Inspections during reasonable business hours with at least two (2) days’ prior notice to First Century. First Internet shall conduct the Property Inspections at its sole cost and expense. First Internet shall furnish true and complete copies of any reports of the environmental consulting firm designated by First Internet (the “Designated Environmental Consultant”) that it receives with respect to any Real Property, promptly upon First Internet’s receipt of such reports.

5.13          Governmental Reports and Shareholder Information. Promptly upon its becoming available, First Century shall furnish to First Internet one (1) copy of each financial statement, report, notice, or proxy statement sent by First Century to any Governmental Authority or to First Century’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which First Century is a party. For purposes of this Agreement, “Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) now or hereafter in existence (including, without limitation, (i) any state regulatory authority (including without limitation the GBCC), (ii) the SEC, (iii) the FRB, (iv) the FDIC, and (v) any self-regulatory organization of which First Century or any of its Subsidiaries is a member ((i) – (v), collectively, “Regulatory Agencies”, and individually, a Regulatory Agency)).

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5.14         Adverse Actions.(a)    First Century shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement, (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable Law or regulation, or (e) any payment to Persons who are disqualified individuals in respect of First Century, its Subsidiaries, or their successors, not being allowable as deductions for federal income tax purposes reason of Section 280G of the Code.

5.15         Employee Benefits and Employees.

(a)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of First Century or any of its Subsidiaries or affiliates any right to continue in the employ or service of First Internet, the Surviving Corporation, First Century, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, First Century, First Internet or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of First Century or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any First Century Plan, First Internet Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of First Century, the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular First Century Plan, First Internet Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of and subject to Section 6.02(f), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of First Century or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b)            Before the date that is sixty (60) days prior to Closing, First Internet will use its best efforts to notify First Century of the employees First Internet intends to retain after the Effective Time. Prior to the Closing Date, First Century or First Century Bank shall be responsible for timely giving any notices to, and terminating as of the Effective Time, any employees whose employment will not be continued by First Internet, and First Century shall pay any and all amounts which are then due and payable by First Century to such employees in connection with the termination of their employment, including, without limitation, all accrued vacation and sick pay.

(c)            Before Closing, with First Century’s prior consent (which consent shall not be unreasonably withheld), First Internet may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with First Internet; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of First Century.

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(d)            Any First Century or First Century Subsidiary employee who has or is party to, or entitled to benefits pursuant to, any employment agreement (including, any agreements which require payment upon termination, with or without cause, of the employee’s employment), change in control retention agreement, deferred compensation arrangement, severance agreement, change in control agreement, or any other agreement, plan, or arrangement providing for any payment that may be triggered by or in connection with the Merger or the Bank Merger (a “CIC Payment”), but excluding compensation previously accrued, earned or awarded without regard to such transactions or payable under the retention agreement contemplated by Section 5.15(e), shall not receive any severance benefits that may be payable under First Internet severance policies, but will receive the CIC Payment to the extent it is required to be paid under such agreement, plan, or arrangement. Any agreement, plan or arrangement pursuant to which a CIC Payment may be triggered in connection with the Merger or Bank Merger is collectively referred to in this Agreement as a “CIC Agreement.” By way of example, plans or arrangements not deemed to be CIC Agreements include, but are not limited to, Transaction Bonuses as contemplated by Section 5.15(k), retirement benefits, 401(k) plan benefits, supplemental retirement or salary continuation benefits, payout of accrued but unused vacation, sick leave or other paid time-off, or continuation of participation under other First Century Plans. The First Century Disclosure Schedule sets forth a list of all individuals potentially entitled to a CIC Payment, including the amount of such payment.

(e)            Prior to the Effective Time, First Century shall amend all CIC Agreements to ensure compliance with Code Section 409(A). Prior to the Effective Time, First Century shall, and shall cause each of its Subsidiaries to, adopt written resolutions to terminate in accordance with Treas. Reg. Section 1.409A-3(j)(ix)(B) each of the individual severance and change in control agreements set forth in Section 5.15 of the First Century Disclosure Schedule, all such terminations to be effective prior to the Effective Time and intended to be made in full compliance with Section 409A of the Code. All amounts payable to individuals pursuant to the termination of the aforementioned agreements shall be paid to such individuals by First Century Bank prior to the Effective Time, except as otherwise provided in an applicable Retention Bonus agreement contemplated by this Section 5.15(e) in which case such amount shall be paid by First Internet Bank in accordance with the timing requirements under Treas. Reg. Section 1.409A-3(j)(ix)(B). Prior to the Closing, First Century shall use good faith, commercially reasonable efforts to assist First Internet in obtaining acknowledgments accepting offers of retention bonuses pursuant to a retention agreement substantially in the form of agreement set forth in Schedule 5.15(A) to the First Internet Disclosure Schedule (collectively, “Retention Bonuses”) and, if applicable, terminating obligations under the CIC Agreements from the individuals set forth on Schedule 5.15(e) who are identified with an asterisk, in such amount not less than the amount set forth next to such individual’s name on Schedule 5.15(e).

(f)            Subject to Section 5.15(d), and subject to and in accordance with Section 409A of the Code and related regulations, First Century will pay out or accrue to the extent required by GAAP all CIC Payments, as identified on the First Century Disclosure Schedule.

(g)            On or before the Closing, First Century will take all steps to ensure that in the event that any payments to be made by First Century or First Internet, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the payments to the employee shall be reduced such that the value of the Total Payments that the employee is entitled to receive shall be $1.00 less than the maximum amount which the employee may receive without becoming subject to the excise tax under Section 4999 of the Code or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

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(h)           First Century agrees that within thirty (30) days of the date of this Agreement it will, at its own expense, engage an independent accounting firm selected by First Internet to determine whether any of the payments or benefits received or to be received by any employee of First Century (including, without limitation, any payment or benefits received in connection with a “change in control” (as that term defined purposes of Section 280G of the Code)) or any termination of employment, whether pursuant to the termination of the CIC Agreements, the terms of the Retention Bonus contemplated by Section 5.15(e), the terms of the Transaction Bonus contemplated by Section 5.15(k) or any other plan, arrangement, or agreement, or otherwise) would if paid constitute "parachute payments" within the meaning of Section 280G of the Code or be subject to the excise tax imposed under Section 4999 of the Code.

(i)            Pursuant to Section 2.01(c), First Century shall cause, immediately prior to the Effective Time (but contingent upon the Closing), each outstanding Stock Derivative to be cancelled. Prior to the Effective Time, First Century shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 5.15(i), and to ensure that following the Effective Time, there are no obligations with respect to any Stock Derivatives, other than payment of the Stock Derivative Cancellation Payment.

(j)            Prior to the Closing Date, First Century shall pay to it and its Subsidiaries’ employees all unused vacation pay, sick leave and other paid time off (including, without limitation, any banked paid time) accrued under the vacation and paid time off policies of First Century and any Subsidiary as of the day immediately prior to the Closing Date.

(k)            Notwithstanding anything in this Agreement to the contrary, First Century and its Subsidiaries’ shall be authorized to make Transaction Bonus awards to certain of its and its Subsidiaries’ employees listed on Schedule 5.15(k) of the First Century Disclosure Schedule in the amount as set forth next to such individual’s name on Schedule 5.15(k) of the First Century Disclosure Schedule (collectively, “Transaction Bonuses”).

5.16          Withdrawal from 401(k) Plan.

(a)            First Century shall make, or cause to be made, timely contributions that are required to be made by First Century to the Insperity 401(k) Plan (the “Insperity 401(k) Plan”) between the date hereof and the Effective Time consistent with the terms of the Insperity 401(k) Plan (including participant deferral elections) and past practices.

(b)            No later than ten (10) business days prior to the Closing Date, First Century shall provide to First Internet evidence that First Century has taken action reasonably necessary to (i) withdraw from participation in the Insperity 401(k) Plan, effective as of the day immediately before the Closing Date (the “Plan Withdrawal Date”) and (ii) provide that accrued benefits of Continuing Employees under the Insperity 401(k) Plan (including outstanding loans) may be transferred to the 401(k) plan maintained by First Internet or its Subsidiaries (the “First Internet 401(k) Plan”) following the Merger, in each case subject to the terms of the Insperity 401(k) Plan and First Internet 401(k) Plan.

(c)            Any contributions due to the Insperity 401(k) Plan by First Century for the period prior to the Plan Withdrawal Date, and not yet paid on the Plan Withdrawal Date, will be contributed, or caused to be contributed by First Century as soon as administratively feasible following the Plan Withdrawal Date.

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(d)            First Century shall continue, or cause to be continued, in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to First Century or a Subsidiary as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Insperity 401(k) Plan.

5.17         Disposition of Welfare Benefit and Sec. 125 Plans. Except as set forth in the First Century Disclosure Schedule, at least thirty (30) days (or such shorter period agreed to by the parties) prior to the Effective Time, First Century shall take, and shall cause its Subsidiaries to take, all actions reasonably requested in writing by First Internet at least sixty (60) days (or such shorter period reasonably agreed to by the parties) that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more First Century Plans to terminate as of a date on, immediately before or after the Effective Time (as determined by First Internet), (ii) cause benefit accruals and entitlements under any First Century Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any First Century Plan for such period as may be reasonably requested by First Internet, (iv) withdraw from participation in any First Century Plan administered or sponsored by Insperity, or (v) facilitate the merger of any First Century Plan into any First Internet Plan in accordance with applicable law.

5.18         First Century Bank Merger. Prior to the Effective Time, First Century shall, and cause First Century Bank to, cooperate with First Internet and take such action as reasonably requested by First Internet and necessary to merge First Century Bank with and into First Internet Bank as of the Effective Time.

5.19         Cooperation on Conversion of Systems. First Century agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its commercially reasonable efforts to ensure an orderly transfer of information, processes, systems, and data to First Internet and to otherwise assist First Internet in facilitating the conversion of all of First Century’s systems into, or to conform with, First Internet’s systems (including cooperating with First Internet in the training of First Century’s and its Subsidiaries’ employees on First Internet’s systems), so that, as of the Closing, the systems of First Century are readily convertible to First Internet’s systems to the fullest extent possible without actually converting them prior to the Closing. First Century and First Internet shall meet on a regular basis to discuss and plan for the conversion of First Century’s data processing and related electronic informational systems to those used by First Internet, which planning shall include, without limitation: (i) discussion of possible termination by First Century of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by First Century in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services.

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5.20         Installation/Conversion of Equipment. Prior to the Effective Time, at times mutually agreeable to First Internet and First Century, First Internet may, at First Internet’s sole expense, install teller equipment, platform equipment, security equipment, and computers at the First Century and First Century Bank offices, branches, and ATM locations, and First Century shall cooperate with First Internet in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of First Century or First Century Bank or require material alterations to First Century’s or First Century Bank’s facilities.

5.21          Termination of Contracts. First Century shall cooperate with First Internet to determine which contracts, agreements, or arrangements will not be retained by First Internet and will be terminated (collectively, the “Terminated Contracts”). First Century shall promptly give notice and take all other appropriate and commercially reasonable actions to terminate the Terminated Contracts and to determine any and all termination costs, including without limitation, early termination fees, penalties, and recaptures of discounts.

5.22         Accuracy of Information Provided to First Internet.5.23      First Century agrees that the information concerning First Century or any of its Subsidiaries that is provided or to be provided by First Century to First Internet for inclusion in any documents filed or to be filed with any regulatory authority or Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed, and, in the case of the proxy statement to be prepared by First Century, or any amendment thereof or supplement thereto (“Proxy Statement”), when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement, at the time of the First Century Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, First Century shall have no responsibility for the truth or accuracy of any information supplied by First Internet with respect to First Internet or any of its Subsidiaries or any of their affiliates contained in the Proxy Statement or in any document submitted to, or other communication with, any Governmental Authority.

ARTICLE VI.

COVENANTS OF FIRST INTERNET

First Internet covenants and agrees with First Century and covenants and agrees to cause its Subsidiaries to act as follows (and First Century covenants and agrees with First Internet as follows):

6.01         Approvals. First Internet shall have primary responsibility of the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger, and First Internet shall file such applications as promptly as practicable after the execution of this Agreement and in no event later than twenty (20) business days after the date hereof. First Internet shall provide to First Century and its counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. First Internet and First Century shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

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6.02         Employee Benefit Plans and Employee Payments.

(a)            Commencing on or around the Effective Time, First Internet shall make available to the officers and employees of First Century or any Subsidiary who continue as employees of First Internet or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all First Internet employees, except where different benefits are required by other provisions of this Agreement. As a condition to employment, all Continuing Employees must execute and return to First Internet the Non-Disclosure and Non-Solicitation Agreement utilized by First Internet with respect to its or its Subsidiaries’ employees.

(b)            From and after the Effective Time, Continuing Employees will be subject to the terms and conditions of the First Internet vacation/paid time off policy in place for similarly situated employees of First Internet, with credit given for all prior years of service with First Century or any Subsidiary for purposes of determining vacation/paid time off pay eligibility and the amount of such vacation/paid time off pay.

(c)            For purposes of participation and vesting (but not benefit accruals other than for paid time off and severance) under the employee benefit plans, programs or arrangements sponsored or maintained by First Internet or its Subsidiaries (each a “First Internet Benefit Plan” and collectively the “First Internet Benefit Plans”), service with or credited or recognized by First Century or any of its Subsidiaries under the corresponding First Century Benefit Plan shall be treated as service with First Internet, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted under applicable law, for the plan year during which Continuing Employees transition to the welfare First Internet Benefit Plans, First Internet shall use its best efforts to cause welfare First Internet Benefit Plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the First Century Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under welfare First Century Benefit Plans to be credited to such Continuing Employees under welfare First Internet Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such Continuing Employees under welfare First Internet

(d)            Each Continuing Employee shall be eligible to participate in the First Internet 401(k) Plan on or as soon as administratively practicable after the Effective Time. Account balances under the Insperity 401(k) Plan will be eligible for transfer to the First Internet 401(k) Plan to the extent authorized under the terms of the Insperity 401(k) Plan (with such transfer to include outstanding loan notes for a Continuing Employee to the extent authorized by the Insperity 401(k) Plan). Any other former employee of First Century or any First Century Bank who is employed by First Internet or any First Internet Subsidiary after the Effective Time shall be eligible to be a participant in the First Internet 401(k) Plan upon complying with eligibility requirements. Service with or credited or recognized by First Century or any of its Subsidiaries with respect to the First Century 401(k) Plan shall be recognized as service under the First Internet 401(k) Plan.

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(e)            First Internet may elect to continue to maintain all First Century employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as First Internet determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(f)            Except for any employee receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of First Century Bank as of the Effective Time who (i)(A) are still employed by First Century Bank and who First Internet Bank or any of its Subsidiaries elects not to employ after the Effective Time, or (B) who are Continuing Employees and are terminated other than for cause within six (6) months after the Closing Date; and (ii) sign and deliver a termination and release agreement in a form acceptable to First Internet Bank, which shall at First Internet’s sole discretion include typical confidentiality provisions and one-year restrictive covenant provisions relating to non-solicitation of customers and employees of First Internet Bank, shall be entitled to severance pay, in a single lump sum (less required withholdings) within sixty (60) days after his termination date, in an amount equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for their first full year of continuous service with First Century Bank plus one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with First Century Bank thereafter, with a maximum of twenty-six (26) weeks. Nothing in this Section shall be deemed to limit or modify First Internet’s or First Internet Bank’s at-will employment policy or any employee’s at will employment status.

(g)            Until the Effective Time, First Century or a Subsidiary of First Century, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. First Internet or a First Internet Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of First Century or a Subsidiary of First Century who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of First Century or a Subsidiary of First Century who incurs a qualifying event before the Effective Time.

6.03            Adverse Actions. First Internet shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, or (c) a material violation of any provision of this Agreement.

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6.04         D&O Insurance and Indemnification.

(a)            For a period of four (4) years following the Effective Time, First Internet agrees that all rights to indemnification (including rights to advancement of expenses) provided for in the respective Certificate/Articles of Incorporation and Bylaws of First Century and First Century Bank, or required under any applicable Law, in each case as in effect on the date hereof, will survive the Merger and will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of the present and former directors and officers of First Century and First Century Bank (each, an “Indemnified Party”) for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. Notwithstanding anything to the contrary contained in this Section 6.04, First Internet shall not be required to indemnify, defend, or hold harmless any Indemnified Party to a greater extent than either First Century or First Century Bank could, as of the date of this Agreement, indemnify, defend, and hold harmless such Indemnified Party, and indemnification shall only be provided to the extent it is permitted by any applicable federal or state Laws.

(b)            First Internet shall cause the persons serving as officers and directors of First Century and First Century Bank immediately prior to the Effective Time to be covered for a period of four (4) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by First Century (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by First Internet, First Century shall cause the applicable broker of record for its Existing Policy and its Financial Institution Bond (or similar policy) to be assigned to First Internet’s designee. Such assignments in favor of First Internet’s designee shall be executed by First Century with sufficient time to allow First Internet and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that First Internet shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 200% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if First Internet is unable to maintain or obtain the insurance called for by this Section 6.04(b), First Internet shall obtain as much comparable insurance as is available for the Maximum Amount. First Internet’s obligations within this Section 6.04(b) apply solely and exclusively to the Existing Policy and the existing Financial Institution Bond at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions, and annual premiums as of the date of this Agreement, and which must be continuously maintained in force by First Century without interruption, cancellation, or amendment until the Effective Time or First Internet’s obligations within this Section shall cease.

(c)            The provisions of this Section 6.04 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

(d)            In the event that either First Internet or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Internet shall assume the obligations set forth in this Section 6.04.

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(e)           The following provisions shall apply to any challenge or litigation brought against First Century, First Century Bank, or their respective employees, officers, and directors with respect to the execution and/or consummation of this Agreement, the transactions contemplated hereby, or any proxy statement issued in connection with the proposed transactions (“Transaction Litigation”):

(i)            At all times before the Closing, First Century shall keep First Internet fully informed about the conduct of any Transaction Litigation and shall not settle any such Transaction Litigation without First Internet’s advance written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(ii)           Should Transaction Litigation continue or be initiated after the Closing, First Internet shall have the sole right to control the defense of the Transaction Litigation, including the right to settle any such litigation without consent from any First Century or First Century Bank employees, officers, or directors who are defendants, so long as such settlement does not, with respect to any such defendants, (1) involve an admission of fault or personal liability, (2) impose any legal restrictions on such defendant’s future conduct, or (3) require payment of any amount in settlement.

6.05         Changes and Supplements to First Internet Disclosure Schedules. First Internet shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the First Internet Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or listed on the First Internet Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of First Internet contained herein materially incorrect, untrue or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the First Internet Disclosure Schedule unless First Century shall have first consented in writing with respect thereof.

6.06         Tax Matters. Neither First Internet, Merger Sub, First Century, nor any Subsidiary of the foregoing, shall make any election pursuant to Section 338 of the Code with respect to the transactions contemplated under this Agreement.

6.07         Failure to Fulfill Conditions; Cooperation. In the event First Internet determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify First Century. First Internet shall cooperate fully, completely, and promptly with First Century in connection with satisfying all conditions set forth in this Agreement and effecting the transactions contemplated by this Agreement.

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ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01        Conditions Precedent to First Internet’s Obligations. The obligation of First Internet to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by First Internet:

(a)           Representations and Warranties at Effective Time. The representations and warranties of First Century set forth in Section 3.01 (Organization and Authority), Section 3.02 (Authorization), Section 3.03(a) and Section 3.03(b) (Capitalization), Section 3.13 (No Shareholder Rights Plan), Section 3.18 (Deposit Insurance), Section 3.21 (Broker’s, Finder’s or Other Fees), Section 3.25 (Shareholder Approval), Section 3.28 (Community Reinvestment Act), Section 3.30 (Agreements with Regulatory Agencies), and Section 3.34 (Fairness Opinion) (in each case after giving effect to the lead in to Article III) shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of First Century set forth in this Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on First Century or the Surviving Corporation.

(b)           Covenants. Each of the covenants and agreements of First Century shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)           Deliveries at Closing. First Internet shall have received from First Century at the Closing the items and documents, in form and content reasonably satisfactory to First Internet, set forth in Section 10.02(b).

(d)           Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions, or requirements which the First Internet Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on First Internet, or (ii) materially reduce the benefits of the transactions contemplated hereby to such a degree that First Internet would not have entered into this Agreement had such conditions, restrictions, or requirements been known at the date hereof.

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(e)           Shareholder Approval. The shareholders of First Century shall have approved and adopted this Agreement as required by applicable Law and the terms of this Agreement.

(f)            Officers’ Certificate. First Century shall have delivered to First Internet a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of First Century contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a); (ii) all the covenants of First Century have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) First Century has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(g)           Material Proceedings. None of First Internet, First Century, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated and pending or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(h)           Consents. First Century shall have obtained or caused to be obtained (a) all written consents, if any, required to be obtained under the Material Contracts, and (b) all permits, authorizations, other written consents, permissions, and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

(i)            Material Change. No Material Adverse Effect to First Century or its Subsidiaries shall have occurred or is reasonably likely to occur from the date hereof.

7.02         Conditions Precedent to First Century’s Obligations. The obligation of First Century to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by First Century:

(a)           Representations and Warranties at Effective Time. Each of the representations and warranties of First Internet contained in this Agreement shall be true, accurate, and correct in all respects, at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)           Covenants. Each of the covenants and agreements of First Internet shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)           Deliveries at Closing. First Century shall have received from First Internet at the Closing the items and documents, in form and content reasonably satisfactory to First Century, listed in Section 10.02(a) hereof.

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(d)           Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(e)           Shareholder Approval. The shareholders of First Century shall have approved and adopted this Agreement as required by applicable Law and the terms of this Agreement.

(f)            Officers’ Certificate. First Internet shall have delivered to First Century a certificate signed by its Chief Executive Officer and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of First Internet contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of First Internet have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) First Internet has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(g)           Material Proceedings. None of First Internet, First Century, or any Subsidiary of First Internet or First Century, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding shall have been initiated and pending or threatened seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01         Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)           by the mutual written consent of First Internet and First Century; or

(b)           by either of First Century or First Internet by written notice to the other:

(i)            if this Agreement and the Merger are not approved by the requisite vote of the shareholders of First Century at the First Century Shareholders’ Meeting contemplated in Section 5.01;

(ii)            (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, or injunction or taken any other action that permanently restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction, or other action shall have become final and non-appealable; or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the commercially reasonable efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y) and (z) above;

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(iii)            if the consummation of the Merger shall not have occurred on or before April 30, 2022 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date; or

(c)           by written notice from First Internet to First Century, if:

(i)            any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

(ii)           First Century breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by First Century within twenty (20) business days after First Century’s receipt of written notice of such breach from First Internet;

(iii)          there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Century or First Century any Subsidiary; or

(d)            by written notice from First Century to First Internet if:

(i)            any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

(ii)           First Internet breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by First Internet within twenty (20) business days after First Internet’s receipt of written notice of such breach from First Century;

(iii)          there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Internet or any First Internet Subsidiary; or

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(e)           by written notice from First Internet to First Century:

(i)            if the First Century Board shall fail to include its recommendation to approve the Merger in the Proxy Statement;

(ii)           in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii)          if the First Century Board shall approve any Acquisition Proposal or publicly recommend that the holders of First Century Common Stock accept or approve any Acquisition Proposal; or

(iv)         if First Century shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.

8.02         Effect of Termination.

(a)           Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of First Internet or First Century and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.10(c) and 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or any related agreement.

(b)           First Century shall pay to First Internet an amount in cash equal to $2,400,000 (the “Termination Fee”) if:

(i)            this Agreement is terminated by First Internet pursuant to Section 8.01(e); or

(ii)           this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of First Century’s shareholders to approve the Agreement and the Merger by the requisite vote and, prior to the date that is twelve (12) months after such termination, First Century or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iii)          this Agreement is terminated by either First Century or First Internet pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, First Century or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

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(c)           Any fee due under Section 8.02(b) shall be paid by First Century by wire transfer of same day funds concurrently with such termination.

(d)           In the event First Internet would be entitled to the Termination Fee pursuant to Section 8.02(a), then First Internet may elect, in its sole discretion, to terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damage; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full. First Century acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, First Internet would not have entered into this Agreement. Accordingly, if First Century fails promptly to pay the Termination Fee, and, in order to obtain such payment, First Internet commences a suit that results in a judgment against First Century for the Termination Fee, First Century shall also pay to First Internet its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger as filed with the Georgia Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten (10) business days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled (other than conditions that, by their nature, are required to be fulfilled on the Closing Date), and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.0        Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by First Internet.

10.02       Deliveries.

(a)            At the Closing, First Internet will deliver to First Century the following:

(i)            the officers’ certificate contemplated by Section 7.02(f) hereof;

(ii)           copies of all Regulatory Approvals necessary to consummate the Merger;

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(iii)          copies of the resolutions adopted by the First Internet Board, certified by the Secretary of First Internet relative to the approval of this Agreement and the Merger;

(iv)         evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.04; and

(v)          such other documents and information as First Century or its legal counsel may reasonably request.

(b)            At the Closing, First Century will deliver to First Internet the following:

(i)            the officers’ certificate contemplated by Section 7.01(f) hereof;

(ii)           copies of the resolutions adopted by the Board of Directors and shareholders of First Century certified by the Secretary of First Century relative to the approval of this Agreement and the Merger;

(iii)          evidence of the termination of any agreement at the request or direction of First Internet or as otherwise required by this Agreement (including, without limitation, the termination of the First Century 401(k) Plan, and/or any First Century Plan); and

(iv)         such other documents and information as First Internet or its legal counsel may reasonably request via written notice to First Century.

ARTICLE XI.

MISCELLANEOUS

11.01       Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.04 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of First Century, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02       Waiver; Amendment.

(a)           The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

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(b)           This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03       Notices. All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to First Internet:	with a copy (which shall not constitute notice) to:

First Internet Bancorp 11201 USA Parkway Fishers, Indiana 46037 Attn: David B. Becker Chairman and CEO Email:dbecker@firstib.com	SmithAmundsen LLC Capital Center, South Tower 201 North Illinois Street, Suite 1400 Indianapolis, Indiana 46204 Attn: John W. Tanselle Email: jtanselle@salawus.com

If to First Century:	with a copy (which shall not constitute notice) to:

First Century Bancorp. 11660 Alpharetta Highway Bldg. 200, Suite 225 Roswell, GA, 30076 Attn: William R. Blanton Email:William.Blanton@myfcbusa.com	Troutman Pepper Hamilton Sanders, LLP 600 Peachtree Street, N.E. Suite 3000 Atlanta, Georgia 30308 Attn: James W. Stevens Email: james.stevens@troutman.com or such substituted address or Person as any of them has given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; or (d) if delivered to the applicable email address, upon confirmed transmission by sender to such email address.

11.04       Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05       Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

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11.06       Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07       Governing Law; Specific Enforcement; Venue. This Agreement (and any and all other documents, agreements and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Hamilton County, Indiana or the United States District Court for the Southern District of Indiana, Indianapolis Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

11.08       Waiver of Jury Trial. Each of the parties hereby waives trial by jury in any judicial proceeding involving, directly, in any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement or any Related Agreement.

11.09       Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated July 13, 2021, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.10       Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.10(c) and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.03, 2.02, 2.03, 5.15, 5.17, 5.18, 6.02, 6.04 and all of the provisions of this Article XI shall survive the Effective Time.

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11.11       Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.12       Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except as expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Indiana or the State of Georgia are authorized or obligated to close.

11.13       Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. For the avoidance of doubt, this Section 11.13 shall not relieve a party of its obligation to provide any required financial statements, certificates, notices and other information under this Agreement, but in providing such financial statements, certificates, notices and other information the party shall not be obligated to disclose confidential supervisory information otherwise contained therein.

[Signature Page Follows]

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In Witness Whereof, First Internet and First Century have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

First Internet Bancorp

By:	/s/ David B. Becker
David B. Becker
Chairman and CEO

FC Subsidiary, Inc.

By:	/s/ David B. Becker
David B. Becker
Chief Executive Officer

First Century Bancorp.

By:	/s/ William R. Blanton
William R. Blanton
Chairman and CEO

Signature Page to Agreement and Plan of Merger

Index of Exhibits

Exhibit 1.04	Bank Merger Agreement
Exhibit 5.01	Voting Agreement